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                                                                    EXHIBIT 10.9

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG                                  LEASE


         THIS LEASE, made and entered into this the 16th day of June 1998, by and between TWO MORROCROFT CENTRE, LLC, a North Carolina limited liability company, hereinafter referred to as "Landlord," and ALYDAAR SOFTWARE CORPORATION, a North Carolina corporation, hereinafter referred to as "Tenant";

                              W I T N E S S E T H:

         THAT for and in consideration of the mutual agreements of the parties, including the rental agreed to be paid by Tenant to Landlord, Landlord hereby leases to Tenant, and Tenant leases and rents from Landlord the following described premises on the terms and conditions hereinafter set forth, to wit:

                                    ARTICLE I

                        BASIC LEASE TERMS AND CONDITIONS


Section 1. Commencement, Termination and Base Rent.

Building:                                      Two Morrocroft Centre
                                               6805 Morrison Boulevard
                                               Charlotte, North Carolina 28211

Location of Premises:                          6805 Morrison Boulevard
                                               Charlotte, North Carolina 28211

Gross Rentable Area of Building:               100,000 square feet

Gross Rentable Area of Premises:               100,000 square feet

Initial Lease Term:                            Ten (10) Years

               Commencement Date:              The date determined as provided
                                               in Article III, Section 1 hereof.

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
               Termination Date:               The Termination Date shall be that date which is
                                               Ten (10) years after the last day of the month in
                                               which the Commencement Date occurs, unless the
                                               Lease is renewed as provided in Section 2 of Article
                                               III, in which event the Termination Date shall be the
                                               last date of the applicable renewal period.


Base Rent:

               Initial Annual Base Rent:       Two Million and 00/100 Dollars ($2,000,000.00)
                                               (based on $20.00 per square foot of Gross Rentable
                                               Area)

               Initial Monthly Base Rent:      One Hundred Sixty-Six Thousand Six Hundred
                                               Sixty Six and 67/100 Dollars ($166,666.67)

Signage                                        Tenant may install a sign at Tenant's cost and
                                               expense identifying Tenant on or adjacent to the
                                               Building provided the location, dimensions and
                                               appearance of such sign are approved in writing by
                                               Landlord and the sign complies with all applicable
                                               governmental requirements

Option to Extend:                              Tenant shall have two (2) options of five (5) years
                                               each to extend the Lease upon the terms and
                                               conditions hereinafter provided in this Lease

Section 2. Address of Landlord and Tenant; Notices.

Rental and Other Payments to Landlord:         Two Morrocroft Centre, LLC
                                               Rotunda Suite 175
                                               4201 Congress Street
                                               Charlotte, NC 28209

Correspondence to Landlord:                    Two Morrocroft Centre, LLC
                                               Rotunda Suite 175
                                               4201 Congress Street
                                               Charlotte, NC 28209

Address of Tenant:

Prior to  Commencement Date:                   Alydaar Software Corporation
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                                               2101 Rexford Road
                                               Suite 250 West
                                               Charlotte, North Carolina 28211
                                               Attention: Mr. Robert F. Gruder

After Commencement Date:                       Alydaar Software Corporation
                                               Two Morrocroft Centre
                                               6805 Morrison Boulevard
                                               Charlotte, North Carolina 28211

         All sums of money to be paid and all written notices to be given by Tenant to Landlord shall be delivered to the address of Landlord as set forth above. All sums of money to be paid and all written notices to be given by Landlord to Tenant shall be delivered to the address of Tenant set forth above.

         All notices required or permitted under this Lease shall be in writing, signed by the party giving such notice and may be given by certified United
States Mail, postage prepaid, return receipt requested, or by a nationally-recognized overnight courier (e.g. Federal Express, Airborne) or by hand delivery and, if given by any of such means, shall be deemed effectively given upon receipt by the party to whom the notice is sent. Either party may change the address in the continental United States to which money due or notices shall be sent by giving the other party written notice of such change of address.

Section 3. Certain Conditions. In the event that Landlord fails to obtain a binding written commitment for a Construction Loan (as defined herein) from NationsBank, N.A. or another lender approved by both members of Landlord in an amount of not less than $10,500,000 prior to June 26, 1998, or in the event that Landlord obtains such a commitment but the Construction Loan fails to close for any reason prior to the term of the commitment, then either party to this Lease by written notice to the other may terminate this Lease. In the event that Providian Life and Health Insurance Company, its successors or assigns, fails for any reason to approve the release of the Land from the existing deed of trust encumbering the Land and certain adjacent Land owned by H-C REIT, Inc.
prior to the date designated pursuant to Landlord's operating agreement for the contribution of the Land to Landlord or fails for any reason to release the Land prior to the date designated pursuant to Landlord's operating agreement for the contribution of the Land to Landlord, then either party to this Lease by written notice to the other may terminate this Lease. In the event that the Board of Directors of H-C REIT, Inc. fails to approve the Operating Agreement of Landlord by July 27, 1998, and H-C REIT, Inc. terminates the Operating Agreement as a result of such failure to approve, then this Lease shall automatically terminate upon notice to Tenant by Landlord or by H-C REIT, Inc. of the termination of the Operating Agreement of Landlord. Upon any termination of this Lease by either party to this Lease pursuant to this Section, this Lease shall terminate and shall be null and void and neither party shall have any further liability or obligation to the other party pursuant hereto. The term "Construction Loan" as used in this Lease means any loan obtained by Landlord from a bank, savings and loan association, insurance company or other institutional lender, or group of lenders, to finance the construction and development of the Project which has both a construction phase and a term phase and in which the maturity date of the term phase is at least three (3) years

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from the closing of the loan. The term "Project" as used in this Lease and in
Landlord's operating agreement means the Land and the office building, parking facility and related amenities constructed on the Land. Upon satisfaction of the conditions set forth in this Section, each party to the Lease shall at the request of the other party execute a certification in form and substance reasonably satisfactory to such party and its counsel acknowledging in writing that the conditions set forth in this Section have been satisfied and waiving any right to terminate the Lease pursuant to this Section.


                                   ARTICLE II

                                 LEASED PREMISES

         Section 1. Description of Premises. The Premises this day leased and demised (hereinafter called "the Premises") are to be located within the Building identified in Article I (hereinafter called the "Building") which is to be constructed on the land described in Exhibit A attached hereto and incorporated herein by reference (the "Land") (the Land and the Building being herein called the "Property"). The Premises is composed of the entire Gross
Rentable Area included in the Building and shall comprise 100,000 square feet of Gross Rentable Area in the aggregate. Preliminary schematic floor plans for each floor of the Building are attached hereto as Exhibit B and incorporated herein by reference.

         Landlord and Tenant agree that the Gross Rentable Area of the Premises and Building included in the Building to be constructed substantially in accordance with the Plans and Specifications as provided in Section 2 of this Article will be 100,000 square feet. For purposes of this Lease the Gross
Rentable Area of the Premises and the Building is agreed to be 100,000 square feet. Landlord and Tenant acknowledge that minor variations in such Gross
Rentable Area may occur as a result of normal and customary variation during construction of the Building and further agree than no adjustment in the Gross
Rentable Area will be made as a result of any such variation or as a result of any field measurement following completion of the Building. The Gross Rentable
Area of the Premises and the Initial Annual and Monthly Base Rent set forth in
Article I, Section I, shall accordingly be based on a total Gross Rentable Area of the Premises and the Building of 100,000 square feet and upon an Initial
Annual Base Rent of $20.00 per square foot of Gross Rentable Area of the Premises. Such agreed-upon square footage of Gross Rentable Area in the amount of 100,000 square feet shall be included in an agreement (the form of which is attached hereto as Rider 1) confirming the Commencement Date, the Termination
Date, the rental and the Gross Rentable Area of the Premises (the "Commencement
Agreement").

         "Gross Rentable Area" for the purposes of this Lease means the actual number of square feet of gross floor space located within the predominant vertical plane of the exterior faces of the exterior walls of the Building on all four (4) floors of the Building, including, without limitation, all space or mezzanines, without deduction or exclusion of any space occupied by or used for columns, stairs, stairwells, elevator shafts, utilities and air-conditioning shafts and equipment, escalators, bathrooms, interior walls, or other interior construction or equipment.


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         Section 2. Construction of Shell Building.

         A. Shell Building Construction Work. At Landlord's expense, Landlord shall, as soon as practical after the later of (i) the execution of the Lease or
(ii) contribution of the Land and $2,000,000 in cash to Landlord by Landlord's members as capital contributions as provided in Section 5.1 of Landlord's operating agreement or (iii) closing of the Construction Loan to be obtained by Landlord for construction of the Building, commence construction of the basic shell building comprising the Building and included in Shell Building
Construction Work as described below. The shell building shall be a first-class four-story office building of steel and masonry construction. The exterior design of the building shall be consistent with the architectural rendering included in the plans and specifications (the "Plans and Specifications") approved by Tenant and described on attached Exhibit C . All work to be performed by Landlord in connection with the construction of the shell building will be performed in a good and workman-like manner in compliance with all applicable rules, regulations, laws, codes, statutes and other governmental requirements. Landlord agrees to complete the following in connection with the construction of the shell building ("Shell Building Construction Work"):

         1. Construction of the basic shell building (consisting of structural frame, roofing, and exterior walls) and other public and service areas, and parking facilities, all as shown in the Plans and Specification. Each floor of the building shall include restroom facilities sufficient to meet applicable code requirements as well as compliance with the Americans With Disabilities Act.

         2. Landlord will complete all of the improvements shown in the Plans and Specifications as part of the Shell Building
                  Construction Work including the following:

                  (i) Ceiling. Landlord will provide a suspended T-bar system with lay-in standard acoustical tile as shown in the Plans and Specifications.

                  (ii) Flooring. Landlord will provide a concrete floor, finished, ready for application of carpet, vinyl composition tile or other flooring as shown in the Plans and Specifications.

                  (iii) Heating and Air Condition. Landlord will provide heating, ventilation and air conditioning, including duct work, supply and return grills served by a central air system to provide normal air conditioning and heating, all in accordance with the Plans and Specifications.

                  (iv) Electrical. Landlord will bring the power supply to the Premises up to and including an empty distribution panel. Landlord shall also supply lighting fixtures in accordance with the standards as shown in the Plans and Specifications. Any additional electrical requirements shall be constructed as part of the Tenant Upfit Work.


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                  (v)      Telephone. Landlord will bring telephone service to
                           the Premises. Cost for service from such location
                           shall be borne by Tenant. No telephone conduit or
                           wire shall be exposed but shall run above ceilings.

                  (vi) Fire Protection. Landlord shall provide a sprinkler system with sprinkler heads in a general protective pattern as required by building codes together with emergency exits, stairs and extinguishers as required by building codes. Any changes or upgrades in such system shall be included in the Tenant Upfit Work.

                  (vii) Plumbing Systems. Landlord shall extend public water lines to the Premises and shall supply building standard plumbing as required to serve restroom facilities sufficient to meet applicable code requirements of the Building, all as shown in the Plans and Specifications. Any extension of such plumbing services shall be included in the Tenant
                           Upfit Work

                  (viii) Parking Deck. Landlord shall construct a multi-level parking deck with parking for approximately 470 vehicles adjacent to the Building on the Land. Such parking facility shall be available for use by Tenant on a non-exclusive basis subject to the Parking Rules and Regulations and to the provisions of Article VII,
                           Section 2 of this Lease. Use of the parking facility by Tenant, its employees, agents and invitees shall be non-exclusive and shall be in common with tenants of the One Morrocroft Property adjoining the Property and such tenants' employees, agents and invitees.

                  B. Landlord agrees to perform the "Shell Building Construction
         Work" with diligence, subject to matters of Force Majeure. As used in this Lease the term "Force Majeure" shall mean any accident, casualty, act of God, war or civil commotion, strike or labor troubles, shortage of labor or materials, unusual adverse weather conditions or any cause whatsoever beyond the reasonable control of Landlord, including, but not limited to, energy shortages or governmental preemption in connection with a national emergency, or by any reason of government laws or any rule, order or regulation of any department or subdivision thereof or any governmental agency, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. In the event that any event(s) of Force Majeure result in the Shell Building Construction Work not commencing on or before August
         1, 1998, then Tenant shall have the right to terminate this Lease by written notice to Landlord given within ten (10) days after August 1, 1998.

         Section 3. Tenant Upfit Work.

         A. The Tenant Upfit Work. The Tenant Upfit Work is defined as all work
(other than that specifically designated as Shell Building Construction Work) necessary to complete the construction of the Premises in accordance with the Tenant Upfit Plans (as defined below).


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         B. Approval of Tenant Upfit Plans. Tenant shall cause to be prepared at
Tenant's expense all architectural plans and specifications and all structural, mechanical and electrical engineering plans and specifications (the "Tenant
Upfit Plans") required for Tenant's occupancy of the Premises. Landlord shall have the right to approve Tenant's architectural firm as well as the Tenant
Upfit Plans in its reasonable discretion. The Tenant Upfit Plans shall be prepared in a manner which is consistent with the Plans and Specifications for the Building and shall comply with all applicable codes and shall be subject to approval of the Mecklenburg County Department of Building Standards. Tenant
shall submit the Tenant Upfit Plans to Landlord not later than sixty (60) days after execution of this Lease by all parties. Landlord shall have thirty (30)
days after Tenant has submitted its Tenant Upfit Plans within which to either approve or disapprove of said Tenant Upfit Plans. If Landlord fails to notify
Tenant of its disapproval of the Tenant Upfit Plans within the said thirty (30)
day period, then in such case, the Tenant Upfit Plans shall be deemed to be approved. However, if Landlord does notify Tenant of its disapproval of the
Tenant Upfit Plans within said thirty (30) day period, then in such case Tenant shall make such changes as reasonably requested by Landlord to obtain Landlord's approval and resubmit said plans to Landlord within a fifteen (15) day period from the date it received notification from Landlord that the plans and specifications were disapproved. If Landlord disapproves the Tenant Upfit Plans it shall give Tenant specific reasons for such disapproval so that Tenant may revise the Tenant Upfit Plans in a manner which addresses Landlord's objections.
If Tenant fails to revise the Tenant Upfit Plans within said fifteen (15) day period, then in such case, Landlord shall have the option to revise the Tenant
Upfit Plans and proceed with upfitting as provided in this Lease. Tenant shall be responsible for the preparation of all plans and specifications for upfitting the Premises, at Tenant's sole cost and expense. Landlord shall cooperate with
Tenant in providing Tenant's architect with the Plans and Specifications for the
Building, including any existing mechanical and electrical drawings and plans for the Building.

         C. Contract to Upfit Premises. In the event that Tenant elects by notice to Landlord as provided herein to have Landlord contract with a general contractor to upfit the Premises, then Landlord shall contract with a general contractor to upfit the Premises in substantial accordance with the Tenant Upfit
Plans to be prepared by Tenant and approved by Landlord as hereinabove provided.
If Tenant elects to have Landlord contract to upfit the Premises, then the contractor shall be a licensed general contractor reasonably acceptable to Tenant and Landlord and the upfitting for the Premises shall be performed in substantial accordance with the approved Tenant Upfit Plans. All such Tenant
Upfit Work performed by Landlord or Landlord's contractor or subcontractors shall be strictly in accordance with the requirements of all governing codes and ordinances, all Underwriters, Landlord's insurance carrier or rating organization, any general or standard design specifications set forth by Landlord, all public utility companies serving the Building and Landlord's mortgage lender. With respect to any contract entered into by Landlord to upfit the Premises, the following contractors are satisfactory to both parties:
Shelco, Inc. and F.N. Thompson Company. Any such election by Tenant to have
Landlord contract to upfit the Premises shall be made within 30 days of the execution of this Lease. In the event that Tenant fails to give such notice or fails to notify Landlord that Tenant has elected to upfit the Premises itself as provided in the next succeeding paragraph, Tenant shall be deemed to have elected to upfit the Premises itself.

         In the event that Tenant elects to upfit the Premises itself by employing a general contractor to perform such upfit work rather than requesting that Landlord contract to upfit the Premises, then

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all work to be done by Tenant and Tenant's contractors, subcontractors and agents shall be conducted in such a manner as to maintain harmonious labor relations and to not interfere unreasonably with or delay the work of the Landlord's contractors. Any such election by Tenant shall be made within 30 days of the execution of this Lease. All of Tenant's contractors, subcontractors and labor shall be approved in advance by Landlord. Any construction contract entered into by Tenant with a general contractor to upfit the Premises shall provide for payment to be made in installments in accordance with the percentage of work completed, except that the contract shall provide for at least 10% retainage (or such lesser amount as may be acceptable to Landlord and the lender under the Construction Loan) to be paid upon completion of the Tenant improvements, including all punchlist items, and issuance of a certificate of occupancy for the Premises. Such contract shall also expressly provide that Tenant is acting on its own account and not as the agent of Landlord in entering the construction contract and that Tenant is not the owner of the real property.
If Tenant elects to employ a general contractor to perform the upfit work, the following contractors are satisfactory to both parties: Shelco, Inc. and F.N.
Thompson Company. Landlord shall give access and entry to the Premises to Tenant and its contractors and subcontractors and reasonable opportunity and time and use of the facilities to enable Tenant to complete the Tenant Upfit Work;
provided, however, any entry prior to the Commencement Date shall be subject to all of the terms and conditions of the Lease except the payment of rent and shall be at Tenant's sole risk. Landlord has the right to impose additional conditions on Tenant's early entry that Landlord, in its reasonable discretion, deems appropriate, including without limitation, an indemnification of Landlord and proof of insurance, and will further have the right to require that Tenant execute an early entry agreement containing those conditions prior to Tenant's early entry. All Tenant Upfit Work performed by Tenant or its contractor and subcontractors shall be strictly in accordance with the requirements of all governing codes and ordinances, all Underwriters, Landlord's insurance carrier or rating organization, any general or standard design specifications set forth by Landlord, all public utility companies serving the Building and Landlord's mortgage lender. The Tenant Upfit Work shall be completed substantially in accordance with the Tenant Upfit Plans approved by Landlord as provided in this Lease. Tenant shall obtain permits and approvals from all authorities for its work and shall obtain a Certificate of Occupancy at completion. Tenant shall make arrangements for separate metering of all utilities not supplied by Landlord and Tenant shall pay all charges, cost of meters and connection fees for same. No approval by Landlord of the Tenant Upfit Plans, consent by Landlord allowing Tenant to make any improvements, or any inspection of improvements made by or for Landlord shall in any way be deemed to be an agreement by Landlord that the Tenant Upfit Work complies with any legal requirements or insurance requirements or the certificate of occupancy for the Building, nor shall it be deemed to be a waiver by Landlord of the compliance by Tenant of any provision of this Lease. Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant in completion of the Tenant Upfit Work. In the event that Tenant shall not, within ten days following imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in the Lease and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered additional rent and shall be payable to it by Tenant on demand and with interest at the rate payable of eighteen percent (18%) per annum or the highest rate permitted by applicable law. In the event that Tenant elects to upfit the

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Premises itself by employing a general contractor to perform such upfit work rather than requesting that Landlord contract to upfit the Premises, Landlord shall make the Premises available to Tenant for the performance of the Tenant
Upfit Work after the performance of the Shell Building Construction Work has proceeded to the point where, in the determination of the architect for the Shell Building employed by Landlord, Tenant Upfit Work can be commenced and performed in conjunction with the completion of Shell Building Construction Work
(the "Delivery Date"). Landlord shall promptly notify Tenant of the Delivery
Date by written notice ("Delivery Date Notice"). The Delivery Date shall be on or prior to the date on which a certificate of occupancy is issued for the Building shell included in the Shell Building Construction Work. Tenant covenants and agrees to commence Tenant Upfit Work within fifteen (15) days of the Delivery Date and complete Tenant Upfit Work in strict accordance with the provisions of this Lease so that the Premises are ready for occupancy by Tenant not later than eight (8) weeks after the Delivery Date. Tenant covenants and agrees to perform, or cause to be performed, all of the Tenant Upfit Work in a manner so as not to unreasonably interfere with or delay the completion of Shell
Building Construction Work, in accordance with all the terms and conditions of this Lease. Except for the upfitting allowance to be provided by Landlord as described below, all such Tenant Upfit Work shall be performed at Tenant's sole cost and expense.

         D. Upfitting Allowance. Landlord shall provide Tenant with an upfitting allowance of One Million Four Hundred Eighty Two Thousand Four Hundred Fifty and
00/100 Dollars ($1,482,450.00) for upfitting work actually performed in accordance with the Tenant Upfit Plans approved by Landlord below the finished ceiling of each floor within the Building to be paid in accordance with the contract with the general contractor performing such upfitting work (which contract if entered into by Tenant shall comply with the requirements set forth in Article II, Section 3C. above), or credited against Landlord's cost of upfitting the Premises if Landlord has paid the general contractor performing the work. The upfitting allowance is provided so as to offset Tenant's cost of design and construction of the improvements to the Premises in accordance with the Tenant Upfit Plans approved by Landlord. Tenant shall be responsible for all costs and expenses of constructing the Premises, if any, in excess of the upfitting allowance. The upfitting allowance shall be used only for design and construction of improvements below the ceiling grid and shall not be used for interior furnishing and movable equipment. To the extent that the Tenant Upfit
Plans include movable furniture and partitions, such movable furniture and partitions to the extent paid for from the upfitting allowance and installed at Landlord's expense shall be deemed to be the property of Landlord. Any cost of upfitting in excess of said upfitting allowance shall be paid entirely by Tenant within ten (10) days of submission of invoice for the same from Landlord or from the general contractor performing the upfitting.

         Section 4. Tenant's Acceptance of Property. Landlord warrants and represents that on the Commencement Date, the Premises and the Building will comply with all applicable laws, ordinances, rules and regulations of governmental authorities ("Applicable Laws"), except to the extent Tenant is required to so comply due to the particular manner in which Tenant uses the Premises or which relate to the lawful use of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, and illegal business operations. Landlord also represents that the Building will have a floor load capacity of at least 100 pounds per square foot and electrical capacity of at least 5 watts per square foot (which does not

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include lights). Landlord shall upfit the Premises as provided in Section 3 of this Article II. Except as expressly set forth herein, neither Landlord nor its agents have made any representations with respect to the Premises, the Building or the Property and no rights, easements or licenses are acquired by Tenant by implication or otherwise. The taking of possession of the Premises by Tenant shall be conclusive that the Premises and the Building were in satisfactory condition at the time possession was taken, subject only to latent defects not reasonably discoverable by Tenant. If Landlord is required to do any work on the Premises, then Tenant must notify Landlord in writing within thirty (30) days of the taking of possession of the Premises of any incomplete "punch list" items.
Any items not contained in such notice shall be deemed fulfilled. Landlord will complete any such agreed upon "punch list" items within thirty (30) days of preparation of and agreement on said list, unless such "punch list" items cannot reasonably be completed within said time period, in which case Landlord shall have such additional time as is reasonably required to complete such punch list items. If Landlord does not complete said "punch list" items within such time period and additional time reasonably required by Landlord, Tenant, upon ten
(10) days prior written notice to Landlord, may complete said punch list items as its own cost, and offset the cost of the same against the Monthly Base Rent due hereunder, if Landlord has not completed the same within said ten (10) day notice period.

         Section 5. Common Areas. Tenant and its employees, agents, invitees and licensees are granted the right, in common with others and subject to the exclusive control and management thereof at all times by Landlord, to the nonexclusive use of such of the areas as are from time to time designated as common areas by Landlord (the "Common Areas"), including any and all driveways, entranceways, lanes of travel, walkways, sidewalks, decorative fountains and decorative pools, surface parking lots and parking decks included as "Common
Facilities" or common areas under any Cross Easement and Maintenance Agreement or similar agreement ("Cross Easement Agreement") heretofore or hereafter entered into and filed of record by and between Landlord and the owner of the One Morrocroft Centre Property with respect to the approximately 12.3401 acre tract identified as Lot 2, Morrocroft Phase V, recorded in Map Book 24, Page
126, Mecklenburg County Public Registry. These areas shall include the facilities of the Property which are designated for the general use, in common, of the tenant(s) of the Building and of tenants in any building or buildings located on the One Morrocroft Centre Property adjoining the Property. Common
Areas include, to the extent the same are provided, the parking areas, parking facilities, sidewalks, driveways and roadways, loading platforms, and landscaped areas. The term "One Morrocroft Centre Property" shall mean the property owned by H-C REIT, Inc. known as "One Morrocroft Centre" which adjoins the Property.

         Section 6. Quiet Enjoyment. Landlord agrees that Tenant, on paying the stipulated rental and keeping and performing the agreements and covenants herein contained, shall hold and enjoy the Premises for the term aforesaid, subject, however, to the terms of this Lease.

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                                   ARTICLE III

                                   LEASE TERM

         Section 1. Term. The term of this Lease (the "Term") shall commence and end on the Commencement Date and Termination Date as set out below.

         In the event that Tenant elects to upfit the Premises itself as provided in Article II, Section 3.C above, then the Commencement Date shall be on the date which is the earlier of (i) the date Tenant first occupies all or a part of the Premises for the purposes of conducting business operations or (ii) that date which is eight (8) weeks after the Delivery Date.

         In the event that Tenant elects by notice to Landlord as provided in
Article II, Section 3.C above to have Landlord contract with a general contractor to complete the Tenant Upfit Work, then the Commencement Date shall be on the date which is the earlier of (i) the date Tenant first occupies all or a part of the Premises for the purposes of conducting business operations or
(ii) the date on which Landlord substantially completes the Shell Building
Construction Work and the Tenant Upfit Work which Landlord is required to perform and with respect to which Landlord has contracted with a general contractor as provided in Article II, Section 3.C.

         Tenant waives any right to rescind this Lease and further waives any right to recover any damages that may result from the failure of Lessor to deliver possession of the demised Premises by the date estimated for the commencement of the Term.

         The Termination Date shall be that date which is Ten (10) years after the last day of the month in which the Commencement Date occurs, unless the Lease is renewed as provided in Section 2 of Article III, in which event the Termination Date shall be the last date of the applicable renewal period.

         Within thirty (30) days following the occurrence of the Commencement
Date, Landlord and Tenant shall enter into the Commencement Agreement. If Tenant fails to enter into such agreement, then the Commencement Date, the Termination
Date, the Gross Rentable Area of the Premises and the Initial Monthly Base Rents shall be as designated by Landlord in such agreement in conformity with the terms and provisions of this Lease.

         Landlord shall cause The Harris Group of the Carolinas, Inc. ("The
Harris Group") to execute and deliver an indemnity agreement substantially in the form attached hereto as Rider 2 pursuant to which The Harris Group will agree that, (A) in the event that the Commencement Date is delayed beyond July
1, 1999 and (B) in the further event that (i) the Esplanade Rent actually paid by Tenant during the Delay Period for the Sublet Premises under the Sublease
Extension or the Direct Lease, as applicable, exceeds (ii) the amount of base rent which would have been paid for the Sublet Premises during the Delay Period if such base rent was based on an annual rental rate of $20.00 per rentable square foot, then The Harris Group will indemnify Tenant in an amount equal

                                       11


to any such excess. The term "Esplanade Rent" as used herein shall mean any base rent (including any holdover rent) actually paid by Tenant under (i) any extension of its existing sublease with Unisys Corporation (the "Sublease Extension") for approximately 32,114 rentable square feet of space in the Esplanade Building, at 2101 Rexford Road, Charlotte, North Carolina (the "Sublet Premises") provided that The Harris Group has approved any such extension of the existing sublease or (ii) any direct lease with BCI Property Company No. 43 as the owner of the Esplanade Building which replaces and supercedes the existing sublease with Unisys Corporation (the "Direct Lease") provided that The Harris Group has approved any such Direct Lease. The term "Esplanade Rent" shall not include any operating cost pass-throughs or other "additional" rent under such sublease or any payments for utilities, taxes or insurance. The term "Delay Period" as used herein shall mean the period beginning on July 1, 1999 and ending on the Commencement Date. Notwithstanding the foregoing, in the event that the Lease is terminated by either party thereto in accordance with its terms prior to July 1, 1999, other than due to a default by Landlord under the Lease, then the indemnity agreement shall be null and void ab initio and neither party shall have any rights or obligations under the indemnity agreement . In the event that the Lease is terminated by either party thereto in accordance with its terms after July 1, 1999, and prior to the Commencement Date other than due to a default by Landlord under the Lease, then the indemnity agreement shall terminate as of the date of the termination of the Lease and The Harris Group's obligation to indemnify Tenant shall apply only to the portion of the Delay Period, if any, occurring prior to the termination of the Lease.

         Section 2. Renewal Terms. At any time during which it is not in default under the terms of this Lease, Tenant shall have the option to renew this Lease for an additional term of five (5) years by giving Landlord written notice of its election to do so at least one hundred eighty (180) days prior to the date the original ten year Lease Term expires. Tenant shall have the further option to renew this Lease for a second five (5) year term any time during the first five-year renewal term during which Tenant is not in default in payment of rent or in any other material term of this Lease by giving written notice to Landlord of its election to do so at least one hundred eighty (180) days before the expiration of the first five-year renewal term. In each case, the five-year renewal term shall be subject to the same provisions and conditions that apply to the original ten-year Lease Term except that Lessee shall have no renewal option exercisable during the second five-year renewal term and the Base Rent during such renewal terms shall be computed as follows:

         1. The Annual Base Rent payable during the first year of the first five-year renewal term be shall equal to the greater of (i) ninety-five percent (95%) of the then current market rental rates for buildings in the SouthPark area of Charlotte, North Carolina comparable to the Building determined by agreement of the parties or by appraisal as provided below or (ii) the Annual Base Rent payable under this Lease during the Lease Year immediately preceding the first year of the first five-year renewal term. The Annual Base Rent shall be adjusted each subsequent year during the first five-year renewal term as provided in Article IV, Section 3 hereof and Tenant shall pay such Annual Base Rent, as so adjusted, each year during the first five-year renewal term in equal monthly installment in advance on or before the first day of each month. Tenant shall also pay to Landlord Additional Rent during the first five-year renewal term as provided in Article IV hereof.

         The Annual Base Rental payable during the first year of the second five-year renewal period shall be equal to the greater of (i) ninety-five percent (95%) of the then current market rental rates for buildings in the SouthPark area of Charlotte, North Carolina comparable to the Building determined by agreement of the parties or by appraisal as provided below or (ii) the Annual Base Rent payable under this Lease during the Lease Year immediately preceding the first year of the second five-year renewal term. The Annual Base Rent shall be adjusted each subsequent year during the second five-year renewal term as provided in Article IV, Section 3 hereof and Tenant shall pay such Annual Base Rent, as so adjusted, each year during the second five-year renewal term in equal monthly installment in advance on or before the first day of each month. Tenant shall also pay to Landlord Additional Rent during the second five-year renewal term as provided in Article IV hereof.

         The then current market rental rates for buildings in Charlotte, North Carolina comparable to the Building for purposes of any renewal term shall be agreed upon by the parties hereto, or, if the parties cannot agree as to market rental rates, the then current market rental rates for buildings in Charlotte, North Carolina comparable to the Building shall be determined by two appraisers who are members of the American Institute of Real Estate Appraisers, one to be appointed by each of the parties. If such appraisers cannot agree on the market rate, they shall select a third member of the American Institute of Real Estate Appraisers. A written determination as to market rate agreed upon by any two of the appraisers so chosen shall be final and binding on the parties hereto and, if two of the appraisers so chosen are unable to agree as to market rate, then the median of the two appraisals closest in amount shall be deemed the market rental rate for purposes hereof.

         Section 3. Holding Over. If Tenant continues to occupy the Premises after the last day of the term hereof or after the last day of any renewal or extension of the term hereof and if Landlord elects to accept rent, a monthly tenancy terminable at will by either party on not less than thirty (30) days' written notice shall be created which shall be on the same conditions as those herein specified, except Tenant shall pay one hundred twenty percent (120%) of the monthly rent paid for the last full month of the lease term for each month or partial month during which Tenant retains possession of the Premises after such expiration or termination date. Unless Tenant obtains Landlord's prior written consent to such holdover, Tenant shall indemnify Landlord against all claims made against, and damages sustained by, Landlord by reason of such retention of possession. The provisions of this section shall not constitute a waiver by Landlord of any reentry rights available under this Lease or by law.

                                   ARTICLE IV

                   BASE RENT, ADDITIONAL RENT AND ADJUSTMENTS

         Section 1. Base Rent. Tenant covenants and agrees to pay to Landlord as rental for the Premises the Initial Monthly Base Rent set forth in Article I, adjusted as hereinafter provided, on the first day of each month, in advance, during the term of this Lease; provided, however, that if the term of this Lease does not begin on the first day or end on the last day of a month, the Monthly Base Rent for that partial month shall be prorated by multiplying the Monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the term and the denominator of which is the total number of days in the full calendar month that is being prorated. Landlord and Tenant agree that the Initial Monthly Base Rent will be determined on or prior to the Commencement Date based upon the Initial Annual Base Rent set forth in Article I and such determination shall be set forth in the Commencement Agreement.

         Section 2. Annual Increase of Annual and Monthly Base Rent. For the purposes of this Article IV, the term "Lease Year" shall mean that period of time from the Commencement Date to the first anniversary of the Commencement Date and from the first or any subsequent anniversary of the Commencement Date to the next succeeding anniversary date.

         Section 3. Adjustment of Annual and Monthly Base Rent. On the first day of the month during which each anniversary of the Commencement Date occurs during the term of this Lease or any renewal thereof, the Annual and, correspondingly, Monthly Base Rent shall increase by a percentage equal to the lesser of (i) one hundred percent (100%) of the percentage increase in the CPI (as hereinafter defined) determined as herein provided or (ii) 2.96 percent. With respect to the increase on the first anniversary of the Commencement Date, the percentage increase in CPI shall be determined by dividing the CPI in effect on the first day of the month immediately preceding the Commencement Date into the CPI in effect on the first day of the month immediately preceding the first anniversary of the Commencement Date and subtracting from the quotient the integer one (1), and thereafter with respect to the increase on each subsequent anniversary of the Commencement Date, the percentage increase in CPI shall be determined by dividing the CPI in effect on the first day of the month immediately preceding the closest prior anniversary of the Commencement Date into the CPI in effect on the first day of the month immediately preceding the then current anniversary of the Commencement Date for which the adjustment is being made and subtracting from the quotient the integer one (1). In no event shall Annual or Monthly Base Rent be less than the Base Rent stated in Article I, Section 1. Landlord shall notify Tenant in writing of any adjusted Annual and Monthly Base Rent at least ten (10) days prior to the date on which the next Monthly Base Rent as adjusted is due and such notice shall include a detailed computation of the new Annual and Monthly Base Rent. Absent manifest error, the new Annual and Monthly Base Rent as set forth in such notice shall be deemed the adjusted Annual and Monthly Base Rent hereunder. Tenant agrees to pay the adjusted Monthly Base Rent on the first day of each month, thereafter, unless and until it receives notice of any further adjusted Annual and Monthly Base Rent amount.

         Landlord shall use reasonable efforts to promptly notify Tenant of the adjustments herein with a reasonable time after the CPI figures are made available to Landlord. In the event Landlord does not furnish Tenant with a statement of such rent until after one or more installments of the adjusted Monthly Base Rent are due, then Tenant shall continue to pay Monthly Base Rent at the rate in effect for the preceding twelve-month period until such statement is furnished and upon receipt of such statement, Tenant shall immediately pay the increase in amount for all such months for which Monthly Base Rent has already been paid at the preceding rate prior to receipt of such statement.

         For the purpose of this paragraph, "CPI" shall mean the Consumer Price Index published monthly for All Urban Consumers, U.S. City Average, Base Year 1982-84 = 100, issued by the Bureau of Labor Statistics of the United States Department of Labor, or in the event such index is no longer published, then such other index as shall be generally acceptable as being comparable thereto.

         In the event that the Bureau of Labor Statistics shall change the base period (now 1982-84 = 100), the new index numbers shall be substituted for the old index numbers in making the calculation provided for in this Section.

         Section 4. Additional Rent. For the purposes of this Article IV, the following definitions apply:

                  a. Operating Costs. The term "Operating Costs" shall mean and include all costs, expenses, taxes, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement and repair of all building systems, components and appurtenances according to first class management principles for a building located in Charlotte, North Carolina and according to what is best for the Building in the Landlord's judgement and in connection with management, operation, maintenance, replacement and repair of the adjacent parking facility to be used by tenants of the Building. Such costs will include, but will not be limited to, maintenance, operation, and repair of personal property, fixtures, machinery, equipment, systems and apparatus used in connection with the Building and parking facility; insurance; security; assessments payable to any owners' association under any declaration affecting the Property, any management fees paid for management and maintenance of the Common Areas; management fees paid for management of the Building (provided that, if the fees are paid under a management contract with an affiliate of Landlord, including The Harris Group, such management fees shall be included in Operating Costs only to the extent that such fees do not exceed 4% of gross revenues); utilities; maintenance and repairs of parking areas, grounds and the land upon which the Building is located; contract services; all costs or expenses incurred by Landlord to bring the Building, parking structure, the land upon which the Building is located, and grounds in compliance with any law or regulation taking effect after the Commencement Date; amortization of non-permanent equipment (example: trash containers) which otherwise might be leased; and those items listed on Exhibit D which are not identified in this paragraph.

                  Operating Costs shall not include costs for tenant improvements, interest and principal payments on loans for the Property, real estate leasing commissions, depreciation salaries and other compensation for executive officers of the Landlord or manager; expenditures for which the Landlord has been reimbursed (other than pursuant to Additional Rent provisions in tenant leases); expenses incurred in enforcing obligations of other tenants; the items listed on Exhibit D-1 and identified thereon as "Additional Exclusions from Operating Costs" and capital expenditures or capital leases (except for costs associated with the capital expenditures and capital leases by Landlord described in paragraph J of Exhibit D).

                  b. Controllable Operating Costs means those Operating Costs that are directly controllable by the Landlord as a result of such costs being associated with work or services provided by Landlord or employees of Landlord.

                  c. Uncontrollable Operating Costs means those Operating Costs that are not directly controllable by the Landlord as a result of such costs being associated with work or services provided by third party individuals or entities over which Landlord has no control. Such costs include, but shall not be limited to, ad valorem taxes, insurance premiums and utility costs.

                  d. Operating Cost Base means the Operating Costs for the property during the Base Year. In the event the Building is not fully operational and available for occupancy by tenants for the entire calendar year constituting the Base Year, the Operating Cost Base shall be determined by annualizing the actual Operating Costs of the Base Year as if the Building were 95% occupied for the full calendar year.

                  e. Base Year means the calendar year during which the Commencement Date occurs.

                  f. Tenant's Proportionate Share means the proportion stated in a percentage amount that the number of square feet of Gross Rentable Area comprising the Premises bears to the total number of square feet included in the Gross Rentable Area of the Building. Tenant acknowledges that the Premises leased by Tenant comprises all of the Gross Rentable Area of the Building and consequently that Tenant's Proportionate Share is 100%.

                  g. Lease Year shall have the meaning set forth in Section 2 of this Article IV.

         (i) Tenant shall pay to Landlord as additional rent (the "Additional Rent"), for each calendar year or partial calendar year subsequent to the first Lease Year, Tenant's Proportionate Share of the increase in Operating Costs for such calendar year or partial calendar year over the Operating Cost Base.

         (ii) For the purpose of estimating Operating Costs per square foot of Gross Rentable Area and for the purpose of determining actual Operating Costs per square foot of Gross Rentable Area under the provisions of this Section, all amounts shall be adjusted so that estimated Operating Costs will be based upon what such cost would reasonably be if ninety-five percent (95%) of the Building were occupied, and actual Operating Costs will be calculated on the basis of 95% assumed occupancy or actual occupancy, whichever is greater.

         (iii) At Landlord's sole option, Landlord may require Tenant to pay to Landlord as additional monthly rent (the "Additional Monthly Rent") on the first day of each month of the term beginning on the first anniversary of the Commencement Date, one-twelfth (1/12) of Landlord's estimate of what Tenant's proportionate share of the increase in Operating Costs for each such calendar year will be over the Operating Cost Base. Landlord shall use reasonable efforts to notify Tenant of Tenant's required monthly additional rent payments at least fifteen (1 5) days prior to such calendar year or partial calendar year. In the case of a partial calendar year (i.e. when the Commencement Date is not January 1 or the Termination Date is not December 31, from the first anniversary of the Commencement Date to December 31 of such calendar year or from January 1 of the calendar year during which the Termination Date occurs to the Termination Date) the increase in Operating Costs shall be determined by comparing the Operating Costs for the full calendar year which includes such partial calendar year with the Operating Cost Base and then prorating the amount of such increase based upon the proportion that such partial calendar year bears to the full calendar year.

         (iv) Landlord shall provide Tenant with a statement of Tenant's Proportionate Share of the increase in Operating Costs for each calendar year or partial calendar year (the "Landlord's Statement"), together with the credit due Tenant for Additional Monthly Rent paid by Tenant during such calendar or partial calendar year pursuant to Landlord's estimate, within ninety 90 days after the end of such calendar year or partial calendar year, but Landlord's failure to provide Tenant with such Landlord's Statement shall not affect Tenant's obligation to pay such Additional Rent when it does receive such Landlord's Statement. Tenant shall pay tenant's Additional Rent, less any credit due Tenant as provided in the next following paragraph, within thirty (30) days of receipt of such Landlord's Statement. The Landlord's Statement for any calendar year or partial calendar year shall also include the amount of the Operating Cost Base and the actual Operating Costs for the calendar year or partial calendar year covered by the Landlord's Statement.

         (v) After the end of each calendar year or partial calendar year subsequent to the first Lease Year when Landlord determines Tenant's Proportionate Share of the increase for such calendar year or partial calendar year over the Operating Cost Base, Landlord shall credit against the amount owed by Tenant to Landlord, any payments made by Tenant to Landlord during such calendar year or partial calendar year pursuant to Landlord's estimate of the increase in operating Cost for such calendar year or partial calendar year. If the total of Tenant's payments for such calendar year or partial calendar year based on Landlord's estimate exceed Tenant's Proportionate Share of the increase in Operating Costs for such calendar year or partial calendar year over the Operating Cost Base, then Landlord shall, at its sole option, either refund to Tenant such overpayment, or credit such overpayment to the estimated payments required of Tenant for the next succeeding calendar year or partial calendar year. In no event shall Tenant be entitled to any credit or refund to the extent that Operating Costs for any calendar year, or the calendar year during which a partial calendar year occurs, decreases below the Operating Cost Base.

               (vi) Upon request by Tenant, Landlord agrees to provide to Tenant within ninety (90) days of such request, a statement distinguishing between the increases in Controllable Operating Costs and Uncontrollable Operating Costs for each calendar year or partial calendar year during the term of the Lease.

         (vii) Tenant (or any certified public accountant engaged by Tenant for such purposes) may review and audit, at Tenant's expense, the Landlord's books pertaining to the determination of Operating Costs during regular business hours in Landlord's or the property manager's office and make any objections on or before forty-five (45) days after Landlord provides Tenant with the Landlord's Statement showing the actual Operating Costs for the calendar year or partial calendar year covered by the Landlord's Statement and showing Tenant's Proportionate Share of the increase in Operating Costs as provided herein; provided, however, that all reasonable expenses incurred by Landlord or the property manager in connection with such review shall be paid by Tenant and such review by Tenant shall not postpone or alter the liability and obligation of Tenant to continue paying its share of Tenant's Proportionate Share of the increase in Operating Costs. If, after reviewing the

Landlord's books, Tenant objects to the Landlord's Statement, which objection shall be made only if the discrepancy in Operating Costs as disclosed in the Landlord's Statement and the Tenant's audit exceeds four percent (4%), Landlord shall have the option to either (i) agree with Tenant's assessment of the actual Operating Costs, refund the overage paid by Tenant and make appropriate adjustments for future rental payments and reimburse Tenant for any actual out-of-pocket third-party costs incurred by Tenant in reviewing or auditing the Landlord's Statement or (ii) disagree with such assessment in which event Landlord and Tenant will mutually agree on an independent accounting firm to conduct an audit of the books of Landlord with regard to the Operating Costs and Tenant's Proportionate Share of the increase in Operating Costs ("Independent Audit"). If the Independent Audit reveals that the discrepancy between actual Operating Costs and Operating Costs as disclosed on the Landlord's Statement is less than four percent (4%), Tenant shall be solely responsible for the cost of the Independent Audit, and no changes shall be made to the rental payments but Landlord shall refund to Tenant any overage paid by Tenant as Tenant's Proportionate Share of the increase in Operating Costs due to the discrepancy between actual Operating Costs and Operating Costs as disclosed on the Landlord's Statement . If the Independent Audit reveals a discrepancy of more than four percent (4%), Landlord shall immediately take the actions required under (i) above and shall be responsible for the cost of the Independent Audit.

         Section 5. Late Payment. If the Monthly Base Rent, or any other payment due hereunder from Tenant to Landlord, remains unpaid five (5) days after it is due, the amount of such unpaid rent or other payment shall be increased by a late charge to be paid to Landlord by Tenant in an amount equal to five percent (5%) of the amount of the delinquent rent or other payment. The amount of the late charge to be paid for such month shall be computed on the aggregate amount of delinquent rent and other payment then outstanding for such month. Landlord and Tenant agree that such late charge shall not be deemed to be a penalty, it being understood between the parties that late payments by Tenant shall result in additional administrative expense to Landlord which is difficult and impractical to ascertain and that such late charge is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant. If rent or other payments due Landlord by Tenant hereunder are not paid within the time limits set forth above, then in such case in addition to the late charge provided for hereinabove, such rent or other sum shall also bear interest after its due date at the rate of eighteen percent (18%) per annum (or, if less, the highest rate allowed by law). If rent or any other sums due Landlord by Tenant hereunder is collected by or through an attorney at law, Tenant agrees to pay Landlord's actual and reasonable attorneys' fees incurred with respect thereto not in excess of fifteen percent (15%) of the amount so collected, or if the laws of the State of North Carolina in effect at the time of such collection limit the amount so payable as attorneys' fees, then the maximum percentage not in excess of fifteen percent (15%) allowed by such laws, of the amount so collected. Nothing herein shall relieve Tenant of the obligation to pay rent or any other payment on or before the date on which any such payment is due, nor in any way limit Landlord's remedies under this Lease or at law in the event said rent or other payment is unpaid after it is due.

         Section 6. Application of Payments Received from Tenant. Landlord, acting in its sole discretion, shall have the right to apply any payments made by Tenant to the satisfaction of any debt or obligation of Tenant to Landlord regardless of the instructions of Tenant as to application of any such payments, whether such instructions be endorsed upon Tenant's check or otherwise, unless otherwise agreed upon by both parties in writing. The acceptance by Landlord of a check or checks drawn by anyone other than Tenant shall in no way affect Tenant's liability hereunder nor shall it be deemed an approval of any assignment of this Lease by Tenant.


                                    ARTICLE V

                       UTILITIES, SERVICES AND MAINTENANCE

         Section 1. Landlord's Services and Maintenance. Landlord shall provide the following services: (1) heating and air conditioning system in the Building sufficient to provide heating and air conditioning to the Premises as reasonably required for normal office use during Business Hours (as hereinafter defined);
(2) city water from the Building fixtures for drinking, lavatory and toilet purposes; (3) customary cleaning and janitorial services in the Premises, in substantial accordance with the janitorial specifications attached hereto as Exhibit E, Monday through Friday, excluding Federal holidays; (4) customary cleaning, mowing, grounds keeping, snow removal and trash removal in the Common Areas of the Property; (5) window washing in the Premises, inside and outside, at reasonable intervals; (6) adequate passenger elevator service; (7) customary security services consistent with first-class office buildings in Charlotte, North Carolina comparable to the Building; (8) replacement of lamps (both fluorescent and incandescent) only in the Building standard lighting fixtures as specified by Landlord for the Premises and any Common Areas of the Building (any lamps for non Building standard lighting fixtures shall be Tenant's responsibility); (9) sanitary sewer service as reasonably required for normal office use and (10) except as specifically provided otherwise in this Lease, keep the Building open to guests, invitees, employees and customers of Tenant during the business hours of the Building (the "Business Hours"), which are Monday through Friday from 7:00 a.m. until 7:00 p.m. and on Saturday from 8:00 a.m. to 1:00 p.m., excluding Federal holidays.

         Except as otherwise provided herein, Landlord shall not be obligated to furnish any services or utilities, other than those stated above. If Landlord elects to furnish services or utilities requested by Tenant, in addition to those listed above or at times other than those stated above, Tenant shall pay to Landlord the prevailing charges for such services and utilities within thirty
(30) days after billing. If Tenant fails to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord's other remedies under this Lease, discontinue any or all of such additional or after-hours services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant's use of the Premises. With respect to electric power, including electric power for heating and ventilation, Tenant shall bear the cost of all electric power or current required by Tenant in the Building as provided in Section 2 below. Consequently, for so long as Tenant is the sole tenant of the Building, Tenant may use electric power, including electric power after or before the Building's Business Hours at such times as Tenant shall elect, provided that the cost of such electric power use shall be borne solely by Tenant as provided in Section 2 below.

         Landlord shall have no liability or responsibility to Tenant for loss or damage, nor shall Tenant's lease obligations abate, should the furnishing of any of the utilities and services as herein provided be interrupted, prohibited or stopped for repairs, alterations or improvements, or by causes beyond Landlord's control, including without limitation, accidents, strikes, storms, Acts of God, labor trouble or disturbances, lockouts or orders or regulations of any governmental authority.

         Section 2. Tenant's Services and Maintenance. Tenant shall make arrangements directly with the public utility electric company serving the Building at Tenant's sole cost and expense for all electric power or current required by Tenant in the Premises, including the provision of electric power for heat and air conditioning and directly with the telephone company or companies for all telephone service required by Tenant. Tenant shall pay for all electric and telephone service used or consumed in the Premises, including the cost of installation of any separate meters. Tenant shall not place or operate in the Premises any electrically operated equipment or other machinery, other than typewriters, personal computers, adding machines, reproduction machines, and other machinery and equipment normally used in business offices, which will overload the Building's electrical system. Tenant shall also procure for its own account, shall be solely responsible for and shall promptly pay all charges for water, sewerage service, gas, hot and cold water furnished for heat and air conditioning consumed or used in or at the Premises, together with any and all other utilities used or consumed in the Premises.

         Landlord shall not be responsible for the maintenance, repair or replacement of any systems which are located within the Premises and are supplemental or special to the Building's standard systems, whether installed pursuant to a work letter or otherwise, for any lamps, whether fluorescent or incandescent, for any special or non Building standard lighting fixtures, or for any floor or wall coverings in the Premises. Tenant shall be responsible for all services, maintenance and repairs not specifically delegated to Landlord hereunder which are required to keep the interior of the Premises in good condition and repair, or which are required by Tenant to conduct its business in the Premises, provided however, Tenant shall first obtain Landlord's consent before procuring any service not provided for in this Lease.

         If heat generating machines or equipment are used in the Premises by Tenant which affect the temperature otherwise maintained by the Building heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in or about the Premises and the cost of the units, and the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within thirty (30) days of demand by Landlord.

                                   ARTICLE VI

                      ALTERATIONS, REPAIRS AND MAINTENANCE

         Section 1. Alterations. Tenant agrees that it will make no material alterations, additions or improvements to the Premises, including any initial interior improvements and the Tenant Upfit Work, without the prior written consent of Landlord, and that all alterations, additions or improvements made by or for Tenant, including without limitation, any and all subdividing partitions, walls or railings of whatever type, material or height and improvements installed in accordance with the Lease, excepting movable office furniture installed at the expense of Tenant, shall, when made, become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the end of the Lease term, unless Landlord shall notify Tenant to remove same, in which latter event Tenant shall comply to the end that the Premises shall be restored to the same condition in which they were received on the Commencement Date, normal wear and tear and casualty damage excepted. Tenant shall not core drill or in any other manner attempt to penetrate or penetrate the floors of the Building without obtaining permission of Landlord.

         In the event that Tenant constructs any improvements to the Premises, including the Tenant Upfit Work and any other initial improvements that Tenant makes, then those improvements must be constructed (a) using, at least, finishes which are standard to the Building and according to plans and specifications and using only contractors and subcontractors approved by Landlord in advance, and
(b) in compliance with all applicable laws, ordinances, rules, building codes, and regulations of Federal, State, municipal and county authorities, including without limitation, the procurement of a building permit and compliance with the Americans with Disabilities Act, and (c) in a diligent, good and workmanlike manner. Tenant shall obtain a Builders' Risk Insurance Policy in such amount as is reasonably requested by Landlord, naming Landlord as an additional insured and providing that such insurance will not be canceled without giving Landlord at least 15 days prior written notice thereof. Any mechanical or electrical work and any penetration of floors must be performed by Landlord's contractors and subcontractors. Upon completion of any such construction by Tenant, Tenant must furnish Landlord with a complete set of as-built plans and specifications for the same. Tenant will not permit and will indemnify Landlord and hold it harmless from any mechanics or materialmen's liens against the Premises or Property, in connection with any such improvements.

         Section 2. Right of Entry. Tenant agrees that Landlord shall have the right to enter and to grant licenses to enter the Premises at any time (a) to examine the Premises, (b) to make alterations and repairs to the Premises or to the Building (including the right, during the progress of such alterations or repairs, to keep and store within the Premises all necessary materials, tools and equipment), (c) to exhibit the Premises to prospective purchasers or tenants during the last year of the Term or following a default hereunder, or (d) for any other reasonable purpose, and that no such entry shall render Landlord liable to any claim or cause of action for loss of or damage to property of Tenant by reason thereof, nor in any manner affect the obligations and covenants of this Lease. Except for emergencies and for routine maintenance and cleaning conducted outside of normal business hours, Landlord shall give Tenant reasonable notice of such entries. Any entry by Landlord to make alterations and repairs to the Premises or to the Building of which they are a part shall be conducted so as not to unreasonably interfere with Tenant's use of the Premises during its normal working hours.

         Section 3. Tenant's Care of Premises. Tenant shall keep the Premises (which, as more particularly described in Section 1 of Article II, does not include the Building Shell or surrounding land, landscaping, parking areas and driveways), and fixtures and other property located therein, in good order and repair, including without limitation, maintenance, repair, and replacement of all doors (exterior and interior), all interior plate glass and window glass, and all wall and floor coverings, effecting all such maintenance, repairs and replacements as needed, at its own expense and employing materials and labor of a kind and quality equal to the original installations. Tenant shall also be responsible for and shall maintain, as needed, all special equipment and repair and replace decorative treatments installed by or at Tenant's request and that serve the Premises only, and any trade fixtures of Tenant within the Premises. If Tenant fails to perform such maintenance, repair or replacement as above provided, within a reasonable time, then immediately after advising Tenant in writing as to the necessity therefor, Landlord may accomplish the required work and add the cost thereof to the next due Monthly Base Rent, but Tenant shall not be liable to Landlord for any failure to fulfill the obligations of this Section until such time as Tenant shall be notified, as aforesaid, in writing of the requirements therefor.

         Section 4. Landlord's Repairs. Landlord shall make the repairs and replacements to maintain the Building and the parking areas, driveways and landscaping located on the Property in a condition comparable to other first class office buildings in Charlotte, North Carolina within a reasonable time after being notified of the need therefor. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing, but shall not include any maintenance, repair or replacement which is the responsibility of Tenant under Section 3 above.

         Section 5. Surrendering the Premises. Upon the termination of this lease, or of Tenant's right to possess the Premises, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

         (i) ordinary wear and tear;

         (ii) damage by the elements, fire, and other casualty unless Tenant would be required to repair under Section 3;

         (iii) condemnation; and

         (iv) alterations as permitted by this Lease unless Landlord notifies Tenant to remove the same.

         On surrender, Tenant shall remove from the Premises its personal property, trade fixtures, and any alterations required to be removed under
Section 1, and repair any damage to the Premises caused by such removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal.

                                   ARTICLE VII

                                USE AND COVENANTS


         Section 1. Use and Occupancy. Tenant agrees that the Premises will be used only for general office purposes, that no unlawful use of the Premises will be made, that no sign, name, legend, notice or advertisement of any kind will be fixed, printed, painted or displayed on any part of the Building or Property without the prior written approval of Landlord, except that the name and suite number of Tenant may be displayed at the entrance to the Premises in a manner prescribed by Landlord.

         Section 2. Parking. Tenant agrees for itself, its employees, agents and invitees to comply with the parking rules contained in the Parking Rules and Regulations attached hereto as Exhibit F together with all reasonable modifications and additions thereto which Landlord may from time to time make. Tenant shall use parking spaces only in a manner which is compatible with the day-to-day general use of the Building by its employees, visitors, customers, invitees, guests and other tenants in the Building. Tenant agrees that Landlord shall have the right to tow vehicles of Tenant and its employees, agents, guests and visitors that are parked in such a way as to be-in violation of the Parking Rules and Regulations.

         Landlord reserves the right from time to time without notice to Tenant to change the location or configuration of the parking areas located on the Land and designated by Landlord for use by the tenants of the Building (the "Parking Areas"), or any portion thereof; change the number of parking spaces located within the Parking Areas, or any portion thereof provided that the total number of spaces located on the Land and available for use by Tenant in common with tenants of on the One Morrocroft Centre Property adjoining the Property shall not be less than the number of spaces required by applicable zoning laws; install systems to control and monitor parking in the Parking Areas, or any portions thereof, including without limitation, a parking gate and identification card system; utilize parking guards or attendants to supervise and control parking within the Parking Areas and to enforce the parking rules; have full access to the Parking Areas (including the right to close or alter the means of access to the Parking Areas, or portions thereof to make repairs and alterations thereto, modify the parking rules; tow motor vehicles parked in violation of the parking rules; and enforce the parking rules by appropriate legal action.

         Section 3. Building Rules and Regulations. Tenant has read the rules and regulations attached hereto as Exhibit G and made a part hereof and hereby agrees to abide by and conform to the same and to such further reasonable rules and regulations as Landlord may from time to time make or adopt for the care, protection and benefit of the Building or the general comfort and welfare of its occupants. Tenant further agrees that Landlord shall have the right to modify or waive any and all of such rules in the case of any one or more tenants without affecting Tenant's obligations under this Lease and that Landlord shall not be responsible to Tenant for the nonconformance by any other tenant to any such rules or regulations.

         Section 4. Hazardous Substances. Tenant shall not cause or permit any Hazardous Substance, as hereinafter defined, (excluding, however, ordinary office and cleaning supplies in customary amounts used in connection with the operation or maintenance of the Premises) to be used, stored, generated or disposed of in or about the Premises or Property by Tenant, or Tenant's agents, employees, contractors or invitees. Tenant shall indemnify and hold harmless Landlord from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses, including reasonable attorneys' fees, arising during or after the Lease Term as a result of such use, storage, generation or disposal of Hazardous Substances by Tenant, or Tenant's agents, employees, contractors or invitees. This indemnification includes, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. As used herein, "Hazardous Substance" means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of North Carolina, or the United States government. "Hazardous Substance" includes any and all material or substances which are defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Substance" includes but is not restricted to asbestos, polychlorobiphenyls ("PCB's") and petroleum.

         Section 5. Letter of Credit. Tenant covenants and agrees with Landlord that Tenant will obtain a "stand-by" letter of credit in the amount of $1,000,000 as additional security for any Construction Loan and any term loan (including any "permanent" loan) obtained by Landlord and secured by a first lien on the Property, which stand-by letter of credit shall be from an issuer and shall be in such form and substance as shall be acceptable to the lender of such Construction Loan and term loan (including any "permanent" loan). Landlord shall pay the fees required to be paid to the issuer of such letter of credit up to an amount not to exceed one and one-quarter per cent (1 1/4%) of the face amount of the letter of credit per year. Tenant shall pay any fees for such letter of credit in excess of such amount. Tenant or its affiliates shall also execute any reimbursement agreement or similar agreement required by the issuer of the letter of credit and shall provide any collateral required by the issuer to secure such reimbursement agreement. The terms of any Construction Loan or term loan secured by the letter of credit shall provide that the letter of credit will be released in the event that Tenant achieves an implied investment grade credit rating of "BBB-" by the Standard & Poors rating agency.

                                  ARTICLE VIII

                             INSURANCE AND INDEMNITY


         Section 1. Landlord's Insurance. Landlord shall keep the Building insured against loss or damage by fire and any of the risks covered by insurance of the type known as "fire and extended coverage," in the amount of at least ninety percent (90%) of the replacement value of the Building, as the value may exist from time to time. In addition, Landlord shall maintain a policy of commercial general public liability insurance, or such other public liability insurance commonly procured in the insurance industry by owners of office buildings comparable to the Building and in such geographic area as the Property, with respect to the Common Areas, covering bodily injury, death and property damage, with a contractual liability endorsement, in the amount of at least One Million Dollars ($1,000,000.00) per occurrence and with an aggregate limit of at least One Million Dollars ($1,000,000.00). Landlord shall not be required to insure fixtures or other property of Tenant. Tenant shall be named as an additional insured in any such policies of liability insurance. All such policies shall contain a provision which states that the policy of insurance shall not be canceled, altered, changed, amended or modified, nor shall any coverage therein be reduced, deleted, amended, modified, changed or canceled by either the party named as the insured or the insurance company issuing the policy without at least thirty (30) days prior written notice having been first received by Tenant. At Tenant's request, Landlord shall provide Tenant with a copy of such policies.

         Section 2. Tenant's Insurance. Tenant shall keep in force, during the full term of this Lease, or any renewal or extension thereof, workmen's compensation insurance, and commercial general public liability insurance issued by a financially solvent insurance company, reasonably acceptable to Landlord, with such limits as may be reasonably requested by Landlord from time to time, but with minimum limits not less than One Million Dollars ($1,000,000.00), per occurrence and in the aggregate, with respect to the Premises, on account of bodily injury, including death, or property damage, or both. Said policy of commercial general public liability insurance shall name Landlord as an additional insured and provide that it shall not be canceled for any reason unless and until Landlord is given fifteen (15) days' notice in writing by the insurance company. The insurance policy or other evidence of coverage satisfactory to Landlord shall be deposited with Landlord upon occupancy of Premises by Tenant.

         Section 3. Insurance Criteria. Insurance policies required by this Lease shall:

         (i) be issued by insurance companies licensed to do business in the state of North Carolina with general policyholders ratings of at least A- and the financial rating of at least XI in the most current Best's Insurance Reports available on the Commencement Date. If the Best's ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration;

         (ii) be primary policies - not as contributing with, or in excess of, the coverage that the other party may carry;

         (iii) be permitted to be carried through a "blanket policy" or "umbrella" coverage;

         (iv) have deductibles not greater than $1,000.00; and

         (v) be maintained during the entire Term (as defined in Article III, Section 1) and any extension Terms.

         Section 4. Increase In Insurance Premium. If, because of anything done, caused to be done, permitted or omitted by Tenant, the premium rate for any kind of insurance affecting the Building shall be raised, Tenant agrees that the amount of the increase in premium which Landlord shall thereby be obligated to pay for such insurance shall be paid by Tenant to Landlord, on demand, and that if Landlord shall demand that Tenant remedy the condition which caused the increase in the insurance premium rate, Tenant will remedy such condition within thirty (30) days after such demand. Tenant agrees that it shall not do or cause to be done or permit an the Premises, anything deemed more hazardous than use as a normal business office.

         Section 5. Tenant's Indemnity. Tenant shall indemnify and hold harmless Landlord, and the agents, employees, contractors and invitees of Landlord, from and against any and all claims by or on behalf of any person, or entity, arising by reason of injury to any person, including death, or property occurring in or about the Premises or Property, and occasioned by any act or omission on the part of Tenant or any employee (whether or not acting within the scope of employment), agent, contractor (excluding Landlord), invitee, assignee or tenant of Tenant, or by reason of nonperformance of any covenant in this Lease on the part of Tenant.

         Section 6. Landlord's Indemnity. Landlord shall indemnify and hold harmless Tenant and the agents, employees, contractors and invitees of Tenant, from and against any and all claims by or on behalf of any person, or entity occurring in or about the Common Areas or Property and occasioned by any act or omission on the part of Landlord or any employee (whether or not acting within the scope of employment), agent, contractor, or invitee of Landlord or by reason of nonperformance of any covenant of this Lease on the part of Landlord. Landlord shall not be liable to Tenant for any damages caused by any act or omission of any owner or tenant of any property adjoining the Property.

         Section 7. Tenant's Personal Property. Notwithstanding any other provision of this Lease to the contrary, Tenant agrees that all personal property or fixtures in the Premises, whether belonging to Tenant or other persons, shall be and remain at Tenant's sole risk, and Landlord shall not be liable for any damage to, or loss of, such property arising from any acts or omissions of any persons, or from fire, or from the leaking of the roof, or from the bursting, leaking, or overflowing of water, sewer or steam pipes or, from any other cause whatsoever and Tenant expressly agrees to indemnify and save Landlord harmless in all such cases.

         Section 8. Waiver of Subrogation. Each party waives claims arising in any manner in its (Injured Party's) favor and against the other party for loss or damage to Injured Party's property located within or constituting a part or all of the Building. This waiver applies only to the extent the loss or damage is covered by:

         (i) the Injured Party's insurance; or

         (ii) the insurance the Injured Party is required to carry under Article VIII, whichever is greater. The waiver also applies to each party's directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party's willful misconduct. Each party's waiver shall only be effective so long as the other party has in effect the foregoing insurance with waiver of subrogation provision or endorsement.

         Each party agrees to obtain a standard waiver of subrogation endorsement to its property and casualty insurance in order to comply with this Section. However, if despite a party's best efforts it cannot find an insurance company meeting the criteria in Section 3 that will give the waiver of subrogation at reasonable commercial rates, then it shall give notice to the other party within thirty (30) days after the Lease's Commencement Date. The other party shall then have thirty (30) days to find an insurance company meeting the criterion of Article VIII that will issue the waiver at reasonable commercial rates. If the other party also cannot find such an insurance company, then both parties shall be released from their obligation to obtain the waiver, and neither party shall be deemed to have waived any claims against the other party for loss of or damage to the Injured Party's property.

         If an insurance company is found but it will give the waiver only at rates greater than reasonable commercial rates, then the parties can agree to pay for the waiver under any agreement they can negotiate. If the parties cannot in good faith negotiate an agreement, then both parties shall be released from their obligation to obtain the waiver.

                                   ARTICLE IX

                               DAMAGES TO PREMISES


         Section 1. Definition. "Relevant Space" means:

         (i) the Premises as defined in Article II, excluding Tenant's non-Building Standard fixtures;

         (ii) access to the Premises; and

         (iii) any part of the Building that provides essential services to the Premises.

         Section 2. Repair of Damage. If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within one hundred and eighty (180) days from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within one hundred and eighty (180) days from the date of the damage unless the delay is due to causes beyond Landlord's reasonable control.

         If the Relevant Space cannot be repaired and restored within the one hundred and eighty (180) day period, then either party may, within ten (10) days after determining that the repairs and restoration cannot be made within one hundred and eighty (180) days, cancel the Lease by giving notice to the other party. Nevertheless, if the Relevant Space is not repaired and restored within one hundred and eighty (180) days from the date of the damage, then Tenant may cancel the Lease at any time after the one hundred and eightieth (180th) day and before the two hundred and tenth (210th) day following the date of damage. Tenant shall not be able to cancel this Lease if its willful misconduct caused the damage unless Landlord is not promptly and diligently repairing and restoring the Relevant Space.

         Section 3. Abatement. Unless the damage is caused by Tenant's willful misconduct, the Base Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business. The amount of the abatement shall take into account the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, or until Tenant again uses the Premises or the part rendered unusable, whichever is first. In the event of a full abatement of rent as aforesaid, the term of this Lease shall be extended automatically for a period equal to the period of such abatement.

         Section 4. Tenant's Property. Notwithstanding any thing else in Section 1, Landlord is not obligated to repair or restore damage to Tenant's trade fixtures, furniture, equipment, or other personal property, or any Tenant improvements.

         Section 5. Damage to Building. If in connection with any damage to the
Building:

         (i) more than forty percent (40%) of the Building is damaged and Landlord decides not to repair and restore the Building;

         (ii) any mortgagee of the Building shall not allow adequate insurance proceeds for repair and restoration;

         (iii) the damage is not covered by Landlord's insurance required by
Article VIII, Section 1; or

         (iv) the Lease is in the last twelve (12) months of its term;

then Landlord may cancel this Lease. To cancel, Landlord must give notice to Tenant within thirty (30) days after Landlord knows of the damage. The notice must specify the cancellation date, which shall be at least thirty (30) but not more than sixty (60) days after the date notice is given.

         Section 6. Cancellation. If either party cancels this Lease as permitted by this Article, then this Lease shall end on the day specified in the cancellation notice. The Base Rent, Additional Rent and any other charges due under this Lease shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Base Rent and Additional Rent , accounting for any abatement, plus security deposit, if any, less any sum then owing by Tenant to Landlord.

                                    ARTICLE X

                                 EMINENT DOMAIN


         If (i) twenty percent (20%) or more of the floor area of the Premises,
(ii) twenty percent (20%) or more of the available parking spaces located on the Land or (iii) land which deprives the parking areas located on the Property of access by motor vehicles to and from a public road is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, then either party hereto shall have the right to terminate this Lease effective on the date physical possession is taken by the condemning authority or private purchaser.

         If less than twenty percent (20%) of the floor area of the Premises or less than twenty percent (20%) of the parking spaces is taken for any public or quasi-public use in said manner, then unless such taking deprives the parking areas located on the Property of access by motor vehicles to and from a public road, then neither party shall have the right to terminate this Lease as a result of such taking. However, in the event any portion of the Premises is taken and the Lease not terminated, the rental specified herein shall be reduced during the unexpired term of this Lease in proportion to the area of the Premises so taken and the reduction shall be effective on the date physical possession is taken by the condemning authority or private purchaser.

         Any election to terminate this Lease following condemnation shall be evidenced only by written notice of termination delivered to the other party not later than fifteen (15) days after the date on which physical possession is taken by the condemning authority or private purchaser and shall be deemed effective as of the date of said taking. If, however, the Lease is not terminated following a partial condemnation, Landlord shall promptly make all necessary repairs or alterations to the Building and Premises which are required to make the Building usable by Tenant subsequent to such taking.

         All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) whether for the whole or a part of the Premises, shall be the property of Landlord whether such award is compensation for damages to Landlord's or Tenant's interest, provided Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant's fixtures and other property within the Premises if a separate award for such items is made to Tenant.

                                   ARTICLE XI

                               DEFAULT AND WAIVER


         Section 1. Tenant's Default. Each of the following constitutes a default ("Default"):

         (i) Tenant's failure to pay Base Rent, Additional Rent, or any other sum due hereunder within five (5) days after Tenant receives notice from Landlord of Tenant's failure to pay Base Rent, Additional Rent, or such other sum;

         (ii) Tenant's failure to pay Base Rent or Additional Rent by the due date, at any time during a Lease Year in which Tenant has already received two notices of its failure to pay Base Rent or Additional Rent by the due date;

         (iii) Tenant's failure to perform or observe any other Tenant obligation after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provision;

         (iv) Tenant's abandoning or vacating the Premises (except in connection with a permitted sublease or permitted assignment during the duration of such sublease or assignment);

         (v) Tenant's failure to vacate or stay any of the following within thirty (30) days after they occur:

         A.       a petition in bankruptcy is filed by or against Tenant;

         B.       Tenant is adjudicated as bankrupt or insolvent;

         C. a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant's property; or

         D.       Tenant makes an assignment for the benefit of creditors.

         Section 2. Landlord's Remedies.

         (i) Landlord, in addition to the remedies given in this Lease or under the law, may do one or more of the following if Tenant commits a Default under
Section 1:

         A. end this Lease, and Tenant shall then surrender the Premises to Landlord;

         B. enter and take possession of the Premises either with or without process of law and remove Tenant, with or without having ended the Lease; and

         C.       alter locks and other security devices at the Premises.

         Tenant waives claims for damages by reason of Landlord's reentry, repossession, or alteration of locks or other security devices following a Default by Tenant and for damages by reason of any legal process following such Default.

         (ii) Landlord's exercise of any of its remedies or its receipt of Tenant's keys shall not be considered an acceptance of surrender or a surrender of the Premises by Tenant. A surrender must be agreed to in writing by Landlord.

         (iii) If Landlord ends this Lease or ends Tenant's right to possess the Premises because of a default, Landlord may hold Tenant liable for Base Rent, Additional Rent, and other indebtedness accrued under this Lease to the date the Lease ends. Tenant shall also be liable for the Base Rent, Additional Rent and other indebtedness under this Lease that otherwise would have been payable by Tenant during the remainder of the term had there been no default, reduced by any sums Landlord receives by reletting the Premises during the Term. If Landlord is able to relet the Premises during any part of the remainder of the Term, at a rental in excess of that provided for under this Lease, Tenant shall not be entitled to any such excess rental and Tenant waives any claim thereto.

         (iv) Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the Term ended due to Tenant's default:

         A. reasonable brokers fees incurred by Landlord for reletting part or all of the Premises prorated for the part of the reletting term ending concurrently with the then current term of this Lease;

         B. the cost of removing and storing Tenant's property;

         C. the cost of minor repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and

         D. other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

         (v) Landlord may sue and take any other action provided by law to collect the amounts due hereunder at any time and from time to time without waiving its rights to sue for and collect further amounts due from Tenant hereunder.

         Section 3. Waiver. The waiver by either party of any breach of any covenant or agreement herein contained by the other party shall not be deemed to be waiver of such covenant or agreement or any subsequent breach of the same or any other covenant or agreement herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any breach by Tenant of any covenant or agreement of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such breach at the time of acceptance of such rent.

         Section 4. Landlord's Default. Landlord shall not be in default of any of its Lease obligations, until after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the default after receiving notice from Tenant. The notice shall be in writing and give in reasonable detail the nature and extent of the default and identify the Lease provisions(s) containing the obligations(s).

         Section 5. Survival. Any provision of this Lease which by its nature would require the survival of the ending of this Lease, shall survive the ending of this Lease.

                                   ARTICLE XII

                            ASSIGNMENT AND SUBLETTING


         Section 1. Consent Required. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord's advance written consent, which consent shall not be unreasonably withheld provided, however, that Landlord shall not be deemed to have unreasonably withheld its consent to any assignment or sublease if such assignment or sublease is not approved by and consented to by any lender holding a first mortgage or first deed of trust on the Property.

         Section 2. Procedure. In requesting Landlord's consent to any sublease or assignment, Tenant must provide Landlord in writing with:

         (i) the name and address of the proposed subtenant or assignee;

         (ii) the nature of the proposed subtenant's or assignee's business it will operate in the Premises;

         (iii) the terms of the proposed sublease or assignment; and

         (iv) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee under this paragraph.

         Landlord shall, within sixty (60) days after receiving the information required under this Article, give notice to Tenant to permit or deny the proposed sublease or assignment as determined by Landlord in its sole discretion.

         Section 3. Conditions. Subleases and Assignments by Tenant which are consented to by Landlord are also subject to:

         (i) The terms of this Lease;

         (ii) The term shall not extend beyond the Lease term, including extensions;

         (iii) Tenant shall remain liable for all Lease obligations;

         (iv) Consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and

         (v) Fifty (50%) percent of the Net Consideration (as hereinafter defined) received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord, which amount is to be prorated where a part of the Premises is subleased, shall also be paid to Landlord. "Net Consideration" as used herein shall mean the gross consideration received by Tenant from an assignment or sublease, including all rent and other payments, but excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of Tenant improvements made to the Premises at Tenant's cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant, such as attorneys' fees directly related to Tenant's obtaining an assignee or sublessee. Tenant shall pay 50% of the Net Consideration to Landlord at the end of each calendar year during which Tenant collects any Net Consideration. Each payment shall be sent with a detailed statement showing

         A.       The total consideration paid by the subtenant or assignee, and

         B. Any exclusions from the consideration permitted by this paragraph.

         Landlord shall have the right to audit Tenant's books and records to verify the accuracy of the detailed statement.

                                   ARTICLE XIV

                                  SUBORDINATION

         Tenant shall, upon request by Landlord, subject and subordinate all or any of its rights under this Lease to any and all mortgages and deeds of trust now existing or hereafter placed on any part of the Property; provided, however, that Tenant will not be disturbed in the use or enjoyment of the Premises so long as it is not in default hereunder. Tenant agrees that this Lease shall remain in full force and effect notwithstanding any default or foreclosure under any such mortgage or deed of trust and that it will attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and the successor or assign of any of them, and to the purchaser or assignee under any foreclosure. Tenant will, upon request by Landlord, execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments, including but not limited to such subordination, attornment and nondisturbance agreements as may be required by any mortgagee or beneficiary in any deed of trust on the Property required to give effect to the provisions of this paragraph and shall execute and deliver to Landlord such amendments to this Lease as may be required by any such mortgagee or beneficiary in a deed of trust on the Property; provided, however, that such amendments do not materially increase the obligations of Tenant hereunder or materially decrease the rights of Tenant hereunder and are reasonably acceptable to Tenant and its counsel. Without limiting the generality of the foregoing, in the event that NationsBank, N.A. is the beneficiary of a deed of trust on the Property in connection with a Construction Loan, Tenant agrees upon request by Landlord to, execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments, including but not limited to subordination, attornment and nondisturbance agreements and tenant estoppel letters in such form as NationsBank, N.A. shall require.

                                   ARTICLE XV

                               GENERAL PROVISIONS

         Section 1. Transfer of Landlord's Interest. The term "Landlord" as used in this Lease means only the owner, or the mortgagee in possession, for the time being, of the Building or Property, or the owner of any ground lease or lease of the Building or Property, so that in the event of any sale of said Building or Property, or of said lease, or in the event of a lease of said Building or Property, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser at any such sale or lease of the Building or Property, that the purchaser, or the lessee of the Building or Property, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Any security given by Tenant to Landlord to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to the successor in interest to Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, Landlord shall thereby be discharged of any further obligation relating thereto. Landlord's assignment, sale or transfer of the Lease or of any or all of its rights herein shall in no manner affect Tenant's obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant first has written notice of such assignment of Landlord's interest.

         Section 2. Landlord's Limited Liability. Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the liability of Landlord hereunder shall be limited to the equity of Landlord in the Property in the event of a breach or the failure of Landlord to perform any of the terms, covenants, conditions and agreements of this Lease to be performed by Landlord. In furtherance of the foregoing, Tenant hereby agrees that any judgment it may obtain against Landlord as a result of the breach of this Lease as aforesaid shall be enforceable solely against Landlord's interest in the Property.

         Section 3. Landlord Not Partner. It is expressly understood and agreed that Landlord is not a partner, joint venturer or associate of Tenant in the conduct of Tenant's business, that the provisions of this Lease with respect to the payment by Tenant of rent are not sharing of profits and that the relationship between the parties hereby is and shall remain at all times that of landlord and tenant. No provision of this Lease shall be construed to impose upon the parties hereto any obligation or restriction not expressly set forth herein.

         Section 4. Recording. The recording of this Lease is prohibited except as allowed in this section. However, the parties shall promptly execute and record, a short form memorandum in accordance with applicable law describing the Premises and stating the term of this Lease, its Commencement and Termination Dates, and any other information the parties agree to include or as may be required by applicable law in order to give record notice of the Lease.

         Section 5. Additional Instruments. The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, terms, condition or assurance in this Lease whenever occasion shall arise and reasonable request for such instrument shall be made provided, however, that such instruments do not materially increase the obligations of any party hereunder or materially decrease the rights of any party hereunder.

         Section 6. Lease Not An Offer. Landlord has given this Lease to Tenant for review. It is not an offer to lease. This Lease shall not be binding unless signed by both parties.

         Section 7. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s), or corporation(s) may require.

         Section 8. Counterparts. This Lease may be executed in counterparts, all of which taken together, shall be deemed one original.

         Section 9. Amendment and Modification. This Lease embodies the full agreement of the parties and supersedes any and all prior understandings or commitments concerning the subject matter of this Lease. Any modification or amendment must be in writing and signed by both parties.

         Section 10. Binding Effect. This Lease shall be binding upon and inure to the benefit of the parties hereto, their assigns, administrators, successors, estates, heirs and legatees respectively, except as herein provided to the contrary.

         Section 11. Controlling Law. This Lease and the rights of Landlord and Tenant hereunder shall be construed and enforced in accordance with the law of the State of North Carolina.

         Section 12. Partial Invalidity. In the event that any part or provision of this Lease shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Lease which can be separated from the invalid, unenforceable provision shall continue in full force and effect.

         Section 13. Captions. The section titles, numbers and captions contained in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, modify, or describe the scope or intent of this Lease nor any provision herein.

         Section 14. Time of Essence. Time is of the essence in the performance of the provisions of this Lease.

         Section 15. Warranties. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Lease other than The Harris Group, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

         Section 16. Authority of Parties. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary. At the request of Landlord, Tenant shall provide Landlord with a certified resolution of Tenant's board of directors approving the Lease. At the request of Tenant, Landlord shall provide Tenant with a copy of a resolution by Landlord's managers approving the Lease.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the date and year first above written.

                                      LANDLORD:

                                      TWO MORROCROFT CENTRE, LLC,
                                      a North Carolina limited liability company



                                      By: /s/ JOHN W. HARRIS
                                         -----------------------------
                                             John W. Harris, Manager

                                      By: /s/ ROBERT F. GRUDER
                                         -----------------------------
                                             Robert F. Gruder, Manager

                                      By: /s/ SERGE FAVREAU
                                         -----------------------------
                                             Serge Favreau, Manager



                                      TENANT:

               :                      ALYDAAR SOFTWARE CORPORATION,
                                       a North Carolina corporation
ATTEST:

/s/ V. HOLLIS SCOTT                   By: /s/ ROBERT F. GRUDER
----------------------                   -----------------------------
  its Secretary                            its CEO



[CORPORATE SEAL]

                                   EXHIBIT "A"

                              PROPERTY DESCRIPTION

                              (Description of Land)

THAT certain tract or parcel of land lying and being in Charlotte, Mecklenburg County, North Carolina and being more particularly described as follows:

BEGINNING at a p.k. nail located in the southerly right-of-way margin of Colony Road (110' Public Right-of-Way), said nail being the northeasterly corner of Lot 1 as shown in Map Book 24, at Page 126, and being the property of Ruddco, Inc., now or formerly, as described in Deed recorded in Book 6429, at Page 761 of the Mecklenburg Public Registry; thence from said nail and along the southerly right-of-way margin of Colony Road S 47-22-16 E 197.35 feet to a p.k. nail; thence leaving the southerly right-of-way margin of Colony Road S 42-37-44 W
181.46 feet to a p.k, nail; thence S 47-22-16 E 237.57 feet to a new iron pin; thence S 42-37-44 W 153.42 feet to a new iron pin; thence N 47-22-16 W 237.57 feet to a p.k. nail; thence N 42-37-44 E 11.21 feet to a p.k. nail; thence N 47-22-16 W 197.35 feet to a new iron pin located in the easterly property line of Lot 1, Map Book 24, Page 126 of the Mecklenburg Public Registry; thence along the easterly property line of Lot 1, N 42-37-44 E 323.67 feet to the Point and Place of Beginning, and being a portion of Lot 2, Morrocroft - Phase V, Map Book 24, at Page 126 of the Mecklenburg Public Registry, containing 2.3031 acres, more or less, as shown on an As Built Survey of Property of H-C Reit, Inc., by Mitchell W. Davis, N.C.R.L.S., dated August 14, 1997, revised September 3, 1997, and last revised on June 10, 1998.

                                   EXHIBIT "B"
                     Two/Three Morrocroft Centre Floor Plans


                                   [DRAWINGS]

                                   EXHIBIT "C"
                Summary of Plans and Specifications for Building


         Plans and Specifications prepared by TBA2 Architects bearing a reissue date of January 17, 1998 and consisting of Sheets CS1 through E12.

                                   EXHIBIT "D"
                              OPERATING COST ITEMS


         Said "Operating Costs" shall include, but not necessarily be limited to, the following items:

A.       Cleaning

         1. Wages, salaries and benefits of on-site employees (includes social security, unemployment compensation, fringe benefits, etc.).

         2. Supplies/Materials (including ordinary repairs and replacement of equipment).

         3. Outside Service (includes window cleaning, contract cleaning, drapery or venetian blind cleaning, etc.).

B.       Heating, Ventilating, and Air Conditioning

         1. Wages, salaries and benefits of any on-site employees employed to perform general maintenance and repairs (includes social security, unemployment compensation, fringe benefits, etc.).

         2.       Supplies/Materials.

         3.       Outside Services.

         4. Repairs (includes ordinary repairs and minor replacements required to keep the equipment in good operating condition).

C.       Elevators

         1. Wages, salaries and benefits of any on-site employees employed to perform general maintenance and repairs (includes social security, unemployment compensation, fringe benefits, etc.).

         2.       Supplies/Materials.

         3.       Outside Service.

         4. Repairs (includes ordinary repairs and minor replacements required to keep the equipment in good operating condition).

D.       General Expenses - Building

         1. Wages, salaries and benefits of: on-site employees to the extent not included elsewhere (e.g. security guards), the Building manager of the Building, whether on or off-site (which Building manager may also manage other buildings, in which event a pro rata portion of the wages, salaries and benefits payable to such Building manager shall be treated as an Operating Cost).

         2. Supplies/Materials (includes toilet supplies, keys, signs, and other miscellaneous supplies not included elsewhere).

         3. Contract Services (includes rubbish handling, exterminating, directory services, fire extinguisher services, etc.).

         4.       Plumbing Repairs.

         5.       Sewer Charges.

         6.       Water Charges.

         7.       Landscape Expenses.

         8. General Repairs (those repairs necessary to keep the Building and walkways, etc., in good condition).

         9.       Security (to the extent not covered elsewhere).

         11.      Garbage Pickup (to the extent not covered elsewhere).

E.       Administrative Expenses

         1. Salaries and benefits of non-supervisory and non-executive employees directly involved in the operation and management of the Building (which employees may also be involved in the management and operation of other buildings, in which event a pro rata portion of the wages, salaries and benefits payable to such employees shall be treated as an Operating Cost)

         2. Building Office Expenses (including telephone, stationery, supplies, stamps, equipment repairs, dues, subscriptions, etc.)

         3.       Legal (except litigation, bad debts, or leasing expenses)

         4. Professional Fees (including accounting and engineering connected with Building operations; but not including leasing costs or commissions).

         5.       Management Fees.

F.       [Intentionally Deleted]

G.       Insurance

         1.       Fire and extended coverage premium.

         2.       Earthquake and extended coverage premium.

         3.       Liability and extended coverage premium.

         4.       Other broad form coverages.

H.       Taxes

         1.       Real estate taxes and assessments.

         2. Personal property taxes (for the Building's personal property, including license expenses).

I. Extraordinary Repairs - Large nonrecurring major repairs spread over the normal life of the component.

J. Capital Improvements- The cost (including both capital expenditures and capital leases) of any capital improvements to the Building or the Common Areas which are classified as capital expenditures under generally accepted accounting principles consistently applied) which:
         (i) are made for the purpose of reducing, and which actually reduce, operating expenses but such expense shall not exceed the operating expenses actually saved in each year of the Term, or (ii) are mandated by any governmental authority under any law or regulation that was not applicable to the Building as of the date of substantial completion of the Building, or (iii) are mandated by any governmental authority under any law or regulation that was applicable to the Building as of the date of substantial completion of the Building and Tenant consents to inclusion thereof among Operating Costs. Any Operating Expense permitted under this paragraph J of this Exhibit D shall be amortized over the useful life of the capital improvements as determined in accordance with generally accepted accounting principles consistently applied, together with interest on the unamortized balance at the actual rate incurred by Landlord.

                                   EXHIBIT D-1

                   Additional Exclusions from Operating Costs

The following additional items shall be excluded from Operating Costs for purposes of Article IV of the Lease:

         (1) any federal, state or local income tax, and franchise, estate or inheritance tax or any real estate transfer taxes imposed by reason of the sale of the Project or any portion thereof or any interest therein;

         (2) any penalties or interest for Landlord's failure to comply with the obligation for the payment of any taxes;

         (3) expenses incurred in leasing space or procuring new tenants (e.g., lease commissions, advertising expenses, marketing studies, advertising and promotional funds and expenses of preparing, upfitting or renovating space for new tenants);

         (4) legal or accounting expenses in negotiating or enforcing the terns of any other space lease related to the Building or to any ground lease related to all or any portion of the Building;

         (5) Landlord's state or federal income or gross receipts taxes or gift, succession, franchise, inheritance or estate taxes;

         (6) wages, salaries and benefits of executive level or supervisory employees above the level of Building manager of the Building (which Building manager may also manage other buildings, in which event a pro rata portion of the wages, salaries and benefits payable to such Building manager shall be treated as an Operating Expense);

         (7) costs incurred by Landlord for repairs or other work caused by fire or other casualty for which Landlord is required to maintain insurance pursuant to this Lease and which would be covered by a policy of the type and in the amount Landlord is required to carry under this Lease, but only to the extent that such cost is incurred by Landlord as a result of a failure by Landlord to maintain insurance of the type known as "fire and extended coverage," in the amount of at least ninety percent (90%) of the replacement value of the Building as required to be carried by Landlord under Article VII of this Lease. Costs incurred by Landlord for repairs or other work caused by fire or other casualty resulting from deductibles under the insurance carried by Landlord or resulting from the damage exceeding the policy limits of the policies required to be carried by Landlord under this Lease or resulting from such loss or damage not being covered by a policy of "fire and extended coverage" of the type required to be carried by Landlord under the Lease shall not be excluded from Operating Costs.

         (8) any rental or other payments due under any ground or underlying lease or leases;

         (9) any syndication, financing or refinancing costs and expenses (including interest on debt or amortization payments on debt) incurred in connection with any mortgage or deed of trust or any other debt instrument encumbering all or any portion of the Building or the Project;

         (10) depreciation and amortization, except as otherwise expressly provided in Paragraph J of Exhibit D;

         (11) costs of initially constructing the Shell Building Construction Work ant the Common Areas of the Project;

         (12) costs of correcting any defects in (a) the Shell Building Construction Work, (b) any Tenant Upfit Work performed by Landlord or Landlord's contractor, (c) Common Areas and (d) other improvements installed by Landlord or Landlord's contractor;

         (13) any bad debts loss, rent loss or reserves for bad debts or rent loss;

         (14) except for the payment of the management fee described in the definition of Operating Costs, any management fees payable to persons or entities which constitute or are affiliated with Landlord;

         (15) attorneys' fees and other costs and expenses incurred in connection with the fees awarded to any tenant pursuant to any lease,

         (16) costs of repair, abatement, removal or clean-up of any Hazardous Substances; and

         (17) any costs or expenses that are incurred directly or indirectly with respect to Landlord's indemnity obligations under this Lease.

                                   EXHIBIT "E"
                             CLEANING SPECIFICATIONS

I.       LOBBY ENTRANCE WAY AND OTHER "PUBLIC AREAS" OF BUILDING

         A.       Daily

                  1. The first floor lobby floors will be swept, mopped and buffed to insure a high luster appearance. Damp mop marble.

                  2. Vacuum weather mats and damp wipe vinyl edges to remove all dust.

                  3. Vacuum all carpeted areas. Remove stains with carpet stain remover as per manufacturer specifications and remove any gum, staples, paper clips, tar, etc. which has adhered to the surface.

                  4. Clean all baseboard ledges, moldings, directory, depositories and window frames.

                  5. Clean all cigarette urns and trash receptacles. Replace sand as required and/or wash metal urns to remove stains and dust.

                  6. Clean all water fountains with a germicidal cleanser and polish.

                  7. Spot clean all doors, door frames, wall and light switches to remove fingerprints, spills and other markings.

                  8. Wash glass on entrance doors and side lights to tenant suites and building directories.

                  9. Sweep and dry mop all hard surface flooring. Remove matter such as gum and tar which has adhered to the floor.

                  10.      Clean and polish lobby directory.

                  11. Clean and polish all lobby chrome or anodized metal finishes.

                  12.      Clean and polish all entry thresholds.

                  13.      Wash all entry level glass.

                  14.      Dust all mullions and sills.

                  15. Dust all planters, newspaper dispensers, drop boxes and benches.

                  16. Clean all elevator entrance door thresholds. This includes entrances to tenant areas which have thresholds.

                  17. Empty all waste receptacles and replace plastic liners where required. Plastic liners to fit waste receptacles in such a manner as to not overhang the top. Plastic liners to be replaced on an as needed basis, but no less than one time per week.

                  18. Sweep and wet mop all basement corridors and the stairwells between lobby and basement.

         B.       Weekly

                  1. Dust with treated cloth all doors and ventilating louvers.

                  2.       Wet mop and buff all hard surface flooring.

                  3.       Sweep all stairwells and dust all hand railings.

                  4. Sweep, scrub and wet mop all entries at building entrances.

                  5. Wash glass in building directories, entrance doors and frames, both sides. This includes all glass areas that are adjacent to the main entrance and are a part of the visual effect of the main entrance at the street level.

                  6.       Shampoo lobby entry weather mats, as applicable.

                  7.       Vacuum and spot clean carpeted lobby floors.

                  8.       Polish all elevator entrance door thresholds.

                  9.       Clean thresholds to all building entrance doors.

         C.       Monthly

                  1. Vacuum all ceiling air supply and exhaust diffusers and grills.

                  2.       Wash vinyl and metal kick plates on doors.

                  3. Scrub and resurface all hard surface flooring using buffable non-slip type floor finish.

                  4.       Wet mop all stairwell landings, handrails and treads.

                  5.       Wash all doors and door frames.

                  6.       Wash down all planters in lobby.

                  7.       Clean all base boards with detergent and water.

         D.       Quarterly

                  1. High dust all horizontal and vertical surfaces not reached in night cleaning, such as pipes, light fixtures, door frames, etc.

                  2. Damp wash diffusers, vent grills and other such surfaces including surrounding wall and ceiling areas that are soiled.

         E.       Semi-Annually

                  1. Strip and refinish all resilient floor areas using a buffable non-slip floor finish.

         F.       Annually.

                  1. Clean all vertical surfaces not attended to in nightly, weekly, quarterly or semi-annual cleaning specifications.

II.      RESTROOMS.

         A.       Daily

                  1. Clean with non abrasive detergent/disinfectant and polish all sinks, counters, toilets and urinals, beginning with seats (both sides) and working down. Use acid bowl cleaner in the interior of toilets, making sure to clean the inner lip of closet and urinals. Pour one ounce of bowl cleaner into urinal after cleaning and do not flush.

                  2.       Damp wipe all ledges, toilet stalls and doors.

                  3. Spot clean light switches, doors, partitions and walls to remove fingerprints, spills and other markings. All graffiti will be removed from all walls, partitions and exposed surfaces.

                  4. Sweep and mop with a germicide all floor areas. Rinse with clear water.

                  5. Clean and polish all mirrors, soap dispensers, flushometers, shelves, chrome fixtures, piping, toilet hinges and disposal container exteriors using a detergent/disinfectant and water.

                  6. Furnish and refill all toilet tissue, paper towel and sanitary napkin dispensers. Refill soap dispensers and check operation.

                  7. Empty and clean paper towel and sanitary napkin disposal receptacles. Replace plastic liners.

                  8. Remove and clean urinal screens to remove foreign matter.

                  9. Agent's philosophy is: Do Not Use Deodorants To Mask Odors. If it is clean and disinfected, it should not create an odor.

         B        Weekly

                  1. Clean and disinfect floor drains. Pour I quart of water down the floor drain to prevent gases from escaping. Polish chrome.

                  2.       Scrub floor area with germicidal solution.

         C.       Monthly

                  1. Wash diffusers, (both supply and return) grills, toilet stalls, doors and tile walls with disinfectant/detergent.

III.     TENANT SPACE

         A.       Daily

                  1. Empty all waste baskets. Remove trash from waste baskets and replace plastic lining. Plastic liners to fit waste receptacles in such a manner as to not overhang the top by more than two (2) inches. Replace old plastic liners no less than one time per week.

                  2.       Dust mop all hardwood floor areas.

                  3. Sweep, dry mop or vacuum all floor areas with hard surface flooring or carpet, remove matter such as gum, staples, paper clips, tar, etc. which adhered to the floor.

                  4. Damp wipe all telephones, including dials and crevices, using disinfectant/cleaner.

                  5. Wash all water fountains, chalkboards, cafeteria tables, coffee bars, and ashtrays. Sanitize and polish water drinking fountains.

                  6.       Dust all grill work within reach.

                  7. Spot clean doors, door frames, walls and switch plates to remove fingerprints, spills and other markings.

                  8. Spot clean all interior partitions, walls, glass, windows and glass entrance doors.

                  9. Spot clean all metal trim work, removing fingerprints, smudges, water and other marks.

                  10.      Push tenant employees' chairs up into desks.

                  11. Dust office furniture (desk, credenzas, shelves, files, partitions, tables, counters).

         B.       Weekly

                  1.       Damp wipe all wastebaskets.

                  2. Wet mop and buff and hard surface flooring. Wipe all baseboards and furniture legs clean after mopping.

                  3.       Spot clean all carpet stains.

                  4. Dust all horizontal surfaces with treated dust cloth or dust wand including picture frames, blinds and louvers, window ledges, including low dusting.

                  5. Brush all fabric covered chairs with a lint brush and all smooth covered chairs with a damp cloth.

                  6.       Dust all baseboards.

                  7. Dust with a treated cloth under all desk equipment and telephones, replace equipment in original position.

                  8.       Edge vacuum.

         C.       Monthly

                  1. Scrub, strip and wax all hard surface flooring using a buffable non-slip type floor finish. Wipe all baseboards and furniture legs clean after refinishing floor.

                  2. Vacuum all ceiling air supply and exhaust diffusers or grills.

                  3.       Wash all interior glass, both sides.

                  4. Spray buff all Perma Grain flooring with manufacturer recommended sealer.

                  5.       Wash all vinyl and metal kick plates on doors.

                  6. Perform high level dusting.

         D.       Quarterly

                  1. High dust all horizontal and vertical surfaces not reached in the nightly cleaning, such as pipes, light fixtures, door jams and other wall hangings.

                  2.       Vacuum or dust all books in place.

                  3. Damp wash diffusers, vents, grills and other such items, including surrounding wall or ceiling areas that are soiled.

         E.       Annually

                  1. Dust all storage area, including shelves and contents, such as supply and stock closets and damp mop floor areas.

                  2. Clean all vertical surfaces not attended by nightly weekly, quarterly or semi-annual schedules.

IV.      ELEVATORS

         A.       Daily

                  1.       Sweep and mop-with detergent all elevator cabs.

                  2. Clean and polish all metal trim work and elevator doors to remove fingerprints, smudges, water and other marks. Care will be taken to prevent scratching or damaging of metal finishes.

                  3. Elevator cab thresholds and elevator thresholds on each floor landing will be thoroughly scrubbed and polished with an appropriate metal polish.

                  4. Elevator hall call button plates will be polished and wall surfaces around hall call plates cleaned.

         B.       Weekly

                  1. Shampoo all elevator cab carpeted flooring; scrub, strip, and wax a hard surface flooring using a buffable non-slip type floor finish.

                  2.       Polish elevator cab walls.

V.       SERVICE AREAS

         A.       Daily

                  1. Sweep garage stairwells and wipe handrails with damp, cloth.

                  2.       Sweep and wet mop loading dock elevator lobby.

                  3. Clean engineer's office in accordance with tenant space and cleaning specifications.

                                   EXHIBIT "F"

                          PARKING RULES AND REGULATIONS

         Parking: The following rules. regulations and rights apply to the use of all portions of the complex designated from time to time by Landlord as Parking Areas in accordance with the Lease:

         (a) Only Tenant and employees of Tenant may park their motor vehicles in those portions of the Parking Areas designated by Landlord from time to time as unreserved tenant parking areas (the "Unreserved Parking Areas").

         (b) Guests, invitees and visitors of Tenant may park their motor vehicles only in those portions of the Parking Areas designated by Landlord from time to time as visitor parking areas (the "Visitor Parking Areas").

         (c) Only Tenant and those employees, guests, invitees and visitors of Tenant who are physically handicapped may park their motor vehicles in those portions of the Parking Areas designated by Landlord from time to time as handicapped parking areas (the "Handicapped Parking Areas").

         (d) Parking in the Unreserved Parking Areas, the Visitor Parking Areas and the Handicapped Parking Areas shall be on a nonexclusive, "as-available" basis.

         (e) No representation or warranty is made by Landlord as to the number or location of parking spaces comprising the Parking Areas, or any portion thereof.

         (f) Motor vehicles shall only be parked in striped parking spaces located within the Parking Areas and no motor vehicles shall be parked in any other location within the complex.

         (g) Not more than one motor vehicle may be parked on each parking space and no motor vehicle may be parked on more than one parking space within the Parking Areas.

         (h) Parking Areas shall not be used for any purpose other than the parking of permitted motor vehicles thereon. No commercial activity shall be conducted from the Parking Areas.

         (i) No repairs (other than emergency repairs) or washing of motor vehicles shall be permitted in the Parking Areas.

         (j) Tenant, its employees, agents, guests, visitors and invitees assume full responsibility and Landlord shall have no liability for (a) loss, damage, injury or death caused to the person or property of third parties by reason of their use of the Parking Areas; and (b) protecting the motor vehicles of such third parties against theft, vandalism and damage and for protecting their person against injury and assault by reason of their use of the Parking Areas.

         (k) A violation of these Rules shall entitle Landlord to revoke the parking privileges of the offending party, in addition to other rights and remedies available to Landlord.

                                   EXHIBIT "G"

                         BUILDING RULES AND REGULATIONS

         The following rules and regulations have been adopted by Landlord for the care, protection and benefit of the Building and for the general comfort and welfare of the tenants.

         1. The sidewalks, entrances, halls, passages, elevators and stairways shall not be obstructed by Tenant or used by Tenant or its employees for any other purpose than for ingress and egress.

         2. Toilet rooms and other water apparatus shall not be used for any purpose other than those for which they were constructed.

         3. Tenant shall not do anything in the Premises, or bring or keep anything therein, which shall in any way conflict with any law, ordinance, rule or regulation affecting the occupancy and use of the Premises, which are or may hereafter be enacted or promulgated by any public authority or by the Board of Fire Underwriters.

         4. In order to insure proper use and care of the Premises, neither Tenant nor any employee of Tenant shall:

         (a)      Keep animals or birds on the Premises.

         (b)      Use Premises as sleeping apartments.

         (c) Maintain or utilize bicycles or other vehicles in the Premises.

         (d) Make improper noises or disturbances of any kind, sing, play or operate any musical instrument, radio or television set without first securing consent of Landlord.

         (e) Engage in or permit games of chance or any form of gambling or immoral conduct in or about the Premises.

         (f) Mark or defile elevators, toilet rooms, walls, windows, doors or any part of the Building.

         (g) Allow any furniture, packages or articles of any kind to remain in corridors except for short periods incidental to moving same in or out of Building or to clean or rearrange occupancy of leased space.

         (h) Deposit waste paper, dirt or other substances in corridors, stairways, elevators, toilets or rest rooms, or in any other part of the Building not leased to it.

         (i) Fasten any article, drill holes, drive nails or screws into walls, floors, doors or partitions, or otherwise mar or deface any of them by paint, paper or otherwise, unless written consent is first obtained from Landlord, except for customary interior decorations.

         (j) Operate any machinery within the Building, except customary motor driven office equipment, such as recorders and transcribers, calculators, electric typewriters, and the like. Special electrical or other motor driven equipment used in the trade or profession of Tenant may be operated only with the proper consent of Landlord.

         (k) Tamper or interfere in any way with windows, doors, locks, air conditioning controls, heating, lighting, electric plumbing fixtures.

         (l) Leave Premises unoccupied without locking all doors, extinguishing lights and turning off all water outlets.

         (m) Install or operate vending machines of any kind in the Premises without written consent of Landlord.

         5. Tenant shall have cleaned, at its expense, not less than semiannually, the carpet that has been provided by Landlord for Tenant's use, utilizing the cleaning company with which Landlord has contracted to do this work.

         6. Landlord shall have the right to prohibit any advertising by Tenant which, in its opinion, tends to damage the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall discontinue any such advertising.

         7. Landlord reserves the right to designate the time when and method whereby freight, furniture, safes, goods, merchandise and other articles may be brought into, moved or taken from the Building and the Premises ]eased by Tenant; and workmen employed, designated or approved by Landlord must be employed by Tenants for repairs, painting, material moving and other similar work that may be done on the Premises. Tenants moving in or out of the Premises must do so between the hours of 5:30 p.m. and 7:30 a.m., Monday through Friday, or anytime Saturday or Sunday.

         8. Landlord shall furnish a reasonable number of door keys and/or Building entrance access cards for the needs of Tenant, which shall be surrendered on termination of the lease, and reserves the right to require a deposit to insure their return at termination of lease. Tenant shall obtain keys and/or cards only from Landlord, shall not obtain duplicate keys and/or cards from any outside source, and shall not alter the locks or effect any substitution.

         9. Tenant shall not install in the Premises any metal safes or permit any concentration of excessive weight in any portion thereof without first having obtained the written permission of Landlord. Landlord acknowledges and consents to the installation of a vault as set forth in the Work Letter.

         10. Landlord reserves the right at all times to exclude loiterers, vendors, solicitors and peddlers from the Building, and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building outside of ordinary business hours. Landlord will exercise reasonable judgment in the execution of such control but shall not be held liable for the granting or refusal of such access.

         11. Landlord reserves the right to exclude the general public from the Building upon such days and at such hours as in Landlord's judgment will be for the best interests of the Building and its tenants.

         12. The attaching of wires to the outside of the Building is absolutely prohibited, and no wires shall be run or installed in any part of the Building without Landlord's permission and at Landlord's direction.

         13. Requests for services of janitors or other Building employees must be made at the office of the Building Manager.

         14. Landlord shall have the right to make such other and further reasonable rules and regulations as, in the judgment of Landlord, may from time to time be necessary for the safety, care and cleanliness of the Premises and for the preservation of good order therein, effective five (5) days after all Tenants have been given written notice thereof.

         15. Whenever used herein, the singular shall include the plural and the masculine the feminine and/or neuter as the context may indicate.

         16. Tenant agrees to cooperate with Landlord and other tenants of the Building in preventing its employees from parking in spaces reserved for visitors to the Building. Landlord does not, however, agree to be responsible for policing the visitor parking areas.

                                     RIDER 1

                             COMMENCEMENT AGREEMENT

         THIS COMMENCEMENT AGREEMENT ("Commencement Agreement") is made and entered into this _____ day of ______________, 199__ by and between TWO MORROCROFT CENTRE, LLC, a North Carolina limited liability company ("Landlord") and ALY DAAR SOFTWARE CORPORATION, a North Carolina corporation ("Tenant").

                              STATEMENT OF PURPOSE

         Landlord and Tenant have entered into a Lease Agreement dated as of __________ 1998 and wish to confirm and memorialize certain provisions as set forth in the Lease including the Commencement Date, the Termination Date, the Initial Monthly Base Rent and the rentable square footage of the Premises.

         NOW, THEREFORE, in consideration of the presents and the mutual covenants herein contained and contained in the Lease, Landlord and Tenant agree as follows:

         1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

         2.       The Commencement Date of the Lease is ___________________.

         3.       The Termination Date of the Lease is ___________________.

         4. The Gross Rentable Area of the Premises is 100,000 square feet.

         5. The Initial Monthly Base Rent based on an Annual Base Rent of $20.00 per square foot of Gross Rentable Area is One Hundred Sixty-Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($166,666.67).

         6.       Tenant hereby confirms the following:

                  (a) That it has accepted possession of the Premises pursuant to the terms of the Lease;

                  (b) That the Shell Building Construction Work and the Tenant Upfit Work is substantially complete;

                  (c)      That the Lease is in full force and effect;

                  (d) Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified, republished and revived and shall remain in full force and effect and binding on the parties hereto; and

                  (e) The Lease and this Commencement Agreement contain all of the terms, covenants, conditions and agreements between Landlord and Tenant relating to the subject matter herein. No prior agreements or understandings pertaining to such matters are valid or of any force and effect.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Commencement Agreement to be executed and sealed by their duly authorized officers as of the date and year first above written.

                                    LANDLORD:

                                    TWO MORROCROFT CENTRE, LLC,
                                    a North Carolina limited liability company


                                    By: ________________________________________
                                         Manager

                                    By: ________________________________________
                                         Manager

                                    By: ________________________________________
                                         Manager

                                    By: ________________________________________
                                         Manager


                                    TENANT:

                                    ALYDAAR SOFTWARE CORPORATION,
                                    a North Carolina corporation
ATTEST:


____________________________        By: ________________________________________
____________Secretary               _______ President


[CORPORATE SEAL]

                                     RIDER 2
                  Form of Indemnity Letter by The Harris Group

Alydaar Software Corporation
2101 Rexford Road
Suite 250 West
Charlotte, North Carolina 28211
Attention: Mr. Robert F. Gruder

Gentlemen:

         This letter (the "Indemnity Agreement") constitutes an agreement by The Harris Group of the Carolinas, Inc. ("The Harris Group") to indemnify Alydaar Software Corporation, a North Carolina corporation ("Tenant"), its successors and assigns, with respect to certain matters on the terms and conditions set forth herein. This Indemnity Agreement is entered into pursuant to the terms of that certain Lease (the "Lease") of even date by and between Two Morrocroft Center, LLC, a North Carolina limited liability company ("Landlord") as Landlord and Tenant as tenant. All capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Lease.

         The Harris Group acknowledges that Tenant has required the execution and delivery of this Indemnity Agreement by The Harris Group as a condition to entering the Lease and that The Harris Group is executing this Indemnity Agreement as an inducement to Tenant to execute and deliver the Lease. The Harris Group further acknowledges that the Lease will inure to the economic benefit of The Harris Group and that The Harris Group will receive a leasing commission in connection with the execution of the Lease and other consideration, the receipt and sufficiency of which is hereby acknowledged.

         The Harris Group hereby covenants and agrees that, (A) in the event that the Commencement Date is delayed beyond July 1, 1999 and (B) in the further event that (i) the Esplanade Rent actually paid by Tenant during the Delay Period for the Sublet Premises under the Sublease Extension or the Direct Lease, as applicable, exceeds (ii) the amount of base rent which would have been paid for the Sublet Premises during the Delay Period if such base rent was based on an annual rental rate of $20.00 per rentable square foot, then The Harris Group will, indemnify Tenant in an amount equal to any such excess. The Harris Group shall pay such amount with respect to any period within 10 days of receipt of any invoice from Tenant.

         If the Esplanade Rent actually paid by Tenant during the Delay Period for the Sublet Premises under the Sublease Extension or the Direct Lease, as applicable, does not exceed the amount of base rent which would have been paid for the Sublet Premises during the Delay Period if such base rent was based on an annual rental rate of $20.00 per rentable square foot, then The Harris Group will not be required to indemnify Tenant hereunder.

         The term "Esplanade Rent" as used herein shall mean any base rent (including any holdover rent) actually paid by Tenant under (i) any extension of its existing sublease with Unisys Corporation (the "Sublease Extension") for approximately 32,114 rentable square feet of space in the Esplanade Building, at 2101 Rexford Road, Charlotte, North Carolina (the "Sublet Premises") provided that The Harris Group has approved any such extension of the existing sublease or (ii) any direct lease with BCI Property Company No. 43 as the owner of the Esplanade Building which replaces and supercedes the existing sublease with Unisys Corporation (the "Direct Lease") provided that The Harris Group has approved any such Direct Lease. The term "Esplanade Rent" shall not include any operating cost pass-throughs or other "additional" rent under such sublease or any payments for utilities, taxes or insurance. The term "Delay Period" as used herein shall mean the period beginning on July 1, 1999 and ending on the Commencement Date.

         EXAMPLE. By way of example only, if the Commencement Date is delayed beyond July 1, 1999, the Tenant is paying Esplanade Rent during the Delay Period under the Sublease Extension or Direct Lease, as applicable, at an annual rate of $21.000 per rentable square foot and the Delay Period lasts for ten days until the Commencement Date occurs, then The Harris Group would indemnify Tenant for the amount by which the actual Esplanade Rent paid by Tenant during the 10 days of the Delay Period exceeded the amount of base rent which would have been paid by Tenant during the Delay Period if the base rent for the Sublet Premises had been at an annual rate of $20.00 per rentable square foot. In the foregoing example, if the Sublet Premises consists of 32,114 rentable square feet and Tenant was paying Esplanade Rent during the Delay Period at an annual rate of $21.00 per rentable square foot, then the amount of Esplanade Rent actually paid by Tenant during the 10 day Delay Period would be $18,476.50 (i.e. (i.e. $21.00 x 32,114= annual base rent of $674,394 at $21.00 per square foot. The Esplanade Rent actually paid for the Sublet Premises during the 10 day Delay Period at an annual rate of $21.00 per rentable square foot would therefore be calculated by dividing the $674,3 94 annual base rent by 365 for a daily base rent of $1847.65 and then multiplying that daily base rent amount by 10 to reach a total of $18,476.50 as the amount of Esplanade Rent actually paid by Tenant during the 10 day Delay Period). If the Sublet Premises consists of 32,114 rentable square feet, then, the amount of base rent which would have been paid by Tenant during the 10 day Delay Period if the base rent for the Sublet Premises had been at an annual rate of $20.00 per rentable square foot would be $17,596.70 (i.e. $20.00 x 32,114= annual base rent of $642,280 at $20.00 per square foot. The base rent, that would have been payable for the Sublet Premises during the 10 day Delay Period at an annual rate of $20.00 per rentable square foot would therefore be calculated by dividing the $642,280 annual base rent by 365 for a daily base rent of $1759.67 and then multiplying that daily base rent amount by 10 to reach a total of $17,596.70 as the amount of base rent that would have been paid by Tenant during the 10 day Delay Period if the base rent was an annual rate of $20.00 per rentable square foot). Again, using the foregoing numbers for illustrative purposes only, since in the foregoing example the actual Esplanade Rent of $18,476. 50 paid by Tenant during the Delay Period exceeds the base rent of $17,596.70 that would have been paid by Tenant during the 10 day Delay Period if the base rent was an annual rate of $20.00 per rentable square foot, then The Harris Group would indemnify Tenant for the amount of $879.80 (i.e. $18,476.50 - $17,596.70 = $879,80) by which the Esplanade Rent actually paid by Tenant during the Delay Period in the foregoing example exceeded the amount which would have been paid if the base rent had been at an annual rate of $20.00 per square foot.

         Notwithstanding the foregoing, in the event that the Lease is terminated by either party thereto in accordance with its terms prior to July 1, 1999, other than due to a default by

Landlord under the Lease, then this Indemnity Agreement shall be null and void ab initio and neither party shall have any rights or obligations hereunder. In the event that the Lease is terminated by either party thereto in accordance with its terms after July 1, 1999, and prior to the Commencement Date other than due to a default by Landlord under the Lease, then this Indemnity Agreement shall terminate as of the date of the termination of the Lease and The Harris Group's obligation to indemnify Tenant shall apply only to the portion of the Delay Period, if any, occurring prior to the termination of the Lease.

         This Indemnity Agreement shall be governed by the laws of the State of North Carolina and shall be binding upon and inure to the benefit of The Harris Group and Tenant, their respective successors and assigns.

                                          The Harris Group of Carolinas, Inc.


                                          By:___________________________________
                                          Name:_________________________________
                                          Title:___________ President

Attest:

___________________________
__________________Secretary